           As Filed With the Securities and Exchange Commission on June __, 1999
                                                           Registration No._____

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM-10


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                          COUNTRY MAID FINANCIAL, INC.
                       (Name of Registrant in its charter)


               WASHINGTON                              34-1471323
     (State or Other Jurisdiction of                  (IRS Employer
     Incorporation or Organization)              Identification Number)


                          COUNTRY MAID FINANCIAL, INC.
                             2500 SOUTH MAIN STREET
                              LEBANON, OREGON 97355
                                 (541) 451-1414

          (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:


           Title of each class               Name of each exchange on which
           to be so registered               each class is to be registered
           -------------------               ------------------------------
                  None                                    None



        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                           COMMON STOCK, NO PAR VALUE

                                TABLE OF CONTENTS



                                                                              Page No.
                                                                              --------
Item 1.   Business                                                                1

Item 2.   Financial Information                                                  16

Item 3.   Properties                                                             22

Item 4.   Security Ownership of Certain Beneficial Owners and Management         24

Item 5.   Directors and Executive Officers                                       25

Item 6.   Executive Compensation                                                 26

Item 7.   Certain Relationships and Related Transactions                         27

Item 8.   Legal Proceedings                                                      31

Item 9.   Market Price of and Dividends on the Registrant's
          Common Equity and Related Stockholder Matters                          31

Item 10.  Recent Sales of Unregistered Securities                                35

Item 11.  Description of Registrant's Securities to be Registered                38

Item 12.  Indemnification of Directors and Officers                              39

Item 13.  Financial Statements and Supplementary Data                            39

Item 14.  Changes In and Disagreements with Accountants
          on Accounting and Financial Disclosure                                 63

Item 15.  Financial Statements and Exhibits                                      63

                                     ITEM 1

                                    BUSINESS

        COUNTRY MAID FINANCIAL, INC. ("Country Maid Financial" or the "Company"), through its operating subsidiary Territorial Inns Management, Inc., a Nevada corporation ("TIM"), is engaged in the business of management and operation of motel properties. The Company's portfolio currently consists of seventeen motel properties in eight different states (Florida, Georgia, Illinois, Kansas, Missouri, Oregon, Texas and Washington) and is negotiating to acquire another ten properties. See "Item 2. Financial Information-Management's Discussion and Analysis." The Company plans to continue to acquire management agreements and motel operating leases with purchase options from motel owners throughout the United States and potentially Canada. The Company has launched a strategic plan to identify certain motel properties that can be acquired at a value equivalent to approximately two and one-half to three times the annual gross room revenue. The owners of certain motels have expressed a willingness to accept a payment of approximately twenty percent (20%) of the motel's current value in the form of preferred stock of the Company, as consideration for the purchase option, and fixed annual lease payments in an amount equal to, on average, approximately seven and one-fifth percent (7.2%) of the current value. The Company's management believes these motel properties can be operated in such a manner as to attain an average yield of approximately thirty-three percent (33%) of the annual gross room revenue as net operating income. See "Item 1. Business--Risk Factors." Unless otherwise noted, references to the Company relate to Country Maid Financial and its subsidiary TIM, collectively.

        The Company's principal executive offices are located at 2500 South Main Street, Lebanon, Oregon, 97355 and its telephone number is (541) 451-1414.

THIS REGISTRATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "ITEM 1. BUSINESS--RISK FACTORS" AND ELSEWHERE IN THIS REGISTRATION STATEMENT. IN ADDITION TO THE OTHER INFORMATION IN THIS DOCUMENT, ANY PROSPECTIVE INVESTOR IN SECURITIES OF THE COMPANY SHOULD CAREFULLY CONSIDER "BUSINESS--RISK FACTORS" IN EVALUATING THE COMPANY AND ITS BUSINESS.

BUSINESS DEVELOPMENT AND BACKGROUND

        The Company was incorporated in April 1984 in the State of Washington under the name Raywheel, Inc., a Washington corporation. The Company commenced operations in Toledo, Ohio and moved its offices to Portland, Oregon in 1989. The Company's name was changed to American Citadel, Inc. in December 1989. The Company had a wholly-owned subsidiary, Security Bar, Inc., a Washington corporation ("Security Bar"), which was engaged in the manufacturing and marketing of a patented security alarm and lock bar to provide security for sliding doors and windows. Security Bar was sold to an unrelated third party in December 1993. In a transaction effective July 1, 1992, the Company acquired all of the outstanding common stock of Country Maid Farms, Inc., a Nevada corporation ("Country Maid Farms"). See "Item 7. Certain Relationships and Related Transactions." Between 1994 and 1997, the Company, through its wholly-owned subsidiary Country Maid Farms, was engaged in the production of poultry eggs for the domestic wholesale egg market, and for the manufacture of mayonnaise and other egg products. In March 1994, the Company's name was changed to Country Maid Foods, Inc. to signify the Company's primary business of food production.

        Country Maid Farms had suffered losses for the fiscal years of 1996, 1997 and 1998. Although the Company had suffered losses prior to 1996 due to the general downturn of the egg industry, the Company's wholesale egg business began to fail mainly due to the damage to one farm in Puxico, Missouri from an ice storm and a subsequent snow storm which forced the farm to cease operation completely. Country Maid Farms had two other operating farms in Redfield, South Dakota, of which one was a "layer farm" and the other was a "pullet farm." In 1997, Country Maid Farms was the target of a claim for damages by an unrelated party, Dakota Best, Inc., a South Dakota corporation. Although the officers of Country Maid Farms did not agree with the claim, they determined that the costs and potential risks of the lawsuit would far exceed the value of the "pullet farm" and agreed to deed it to Dakota Best, Inc.

        During the 1996 fiscal year, Country Maid Farms began marketing its eggs to a breaker plant operated by another wholly-owned subsidiary of the Company, Country Maid Egg Products, Inc., a Nevada corporation. The eggs were broken and processed into basic ingredients to be sold to food production companies to produce mayonnaise and other products that used eggs. However, on December 27, 1996, the owner of the breaker plant leased by an unrelated third party was forced into a bankruptcy. The Company attempted to purchase the plant from the bankruptcy trustee to continue its egg processing business which was, at that time, the main source of revenue for Country Maid Farms. The District Court ruled in favor of another purchaser and the Company, which had few alternatives at the time, ceased the egg processing business.

        As of July 31, 1998, Country Maid Farms had outstanding liabilities in the estimated amount of $257,720. The assets of Country Maid Farms on October 6, 1998 consisted of the "layer farm" in Redfield, South Dakota, valued in September 1998 at approximately $10,000, with a mortgage of approximately $13,928.87, and the damaged farm and real estate in Puxico, Missouri which was estimated to be worth approximately $60,000.

        After a last attempt to restart the egg business by planning to market gourmet eggs in 1998, which was never realized, the Company decided to change its business.

        During the third quarter of 1998, the Company entered into a Stock Purchase Agreement with the shareholders of Territorial Inns Management, Inc., a Nevada corporation, effective October 12, 1998, for the acquisition from its shareholders of all of the outstanding and issued shares of Territorial Inns Management, Inc., a Nevada corporation. Certain of the shareholders of TIM were affiliates, officers, and employees of the Company. TIM was formed in August 1998 and had acquired the assets of Territorial Inns Management, Inc., an Oregon corporation, which consisted of eleven motel management agreements. See "Item 7. Certain Relationships and Related Transactions."

        The Directors of the Company determined that the acquisition of TIM provided the means for the Company to obtain significant assets and a lead to the growing lodging industry, which had, according the industry analysts, been generally successful in increasing its revenue per available room ("RevPAR") since 1992, generating dramatic increases in profit growth over the previous ten years. See "Item 1. Business--Industry Information" and "--Risk Factors."

INDUSTRY INFORMATION

        LODGING INDUSTRY

        The lodging industry had suffered a decline in the late 1980s when the supply of hotels and other lodging facilities were outgrowing demand which lead to the decrease of profitability of the industry. Since 1992, however, the industry in general has returned to profitability and the estimated revenue and profitability amount per available room ("RevPAR") has been steadily increasing:

         TOTAL U.S. LODGING INDUSTRY - ESTIMATED REVENUE & PROFITABILITY
                    AMOUNT PER AVAILABLE ROOM - 1992-1999(1)

                             (Thousands of Dollars)


                    1992      1993      1994      1995      1996      1997        1998            1999
                   ------    ------    ------    ------    ------    ------    -----------     -----------
Revenue            $19.0     $19.5     $20.3     $21.1     $22.7     $24.3     $23.0-$25.0     $24.0-$26.0
GOP                 29.5%     30.5%     36.2%     37.0%     38.2%     40.2%           42.9%           43.0%
Pre-Tax Inc        $ 0.0     $ 0.7     $ 1.7     $ 2.6     $ 3.7     $ 4.8     $       5.6     $       6.2

----------

GOP  -  Percent of Revenue

(1) "Lodging Outlook," Smith Travel Research, endorsed by the American Hotel and Motel Association, December 1998. It should be noted that Smith Travel Research has not provided any form of consultation, advice or counsel regarding any aspects of, and is in no way associated, with this Registration Statement.

        The first quarter of 1999 compared with the same period in 1998 shows a growth of 3.7% in room demand, RevPAR at 3.5% and room revenues at 7.5%.

                     FIRST QUARTER RESULTS, 1999 V. 1998(1)






(1) "Lodging News" Newsletter, May 14, 1999 (data provided by Smith Travel Research).

OPERATING STRATEGY

        CAPITALIZATION OF EFFICIENT OPERATIONS

        The Company seeks to maximize revenues through its marketing and acquisition strategies and, more importantly, the delivery of quality accommodations and motel services that result in satisfied and loyal guests. The experience of the officers of the Company in the management of lodging facilities provides the Company with an advantage in controlling the elements of operation, including increasing revenue per room over cost of service, purchasing, hiring, and the marketing to corporate and individual guests, all of which are essential for achieving attractive returns for the Company.

        Management is also experienced in other aspects of the ownership of lodging properties such as accounting and asset and risk management. Combining polished management skills with the ability to incorporate ownership issues in its decision making, the Company strives to provide a full range of services to motel owners and to operate facilities leased by the Company in a cost-effective manner.

        SERVICE EMPHASIS

        The Company hires on-site managers and staff who are personable, experienced and hands-on in all aspects of motel operation. The Company directs its managers to be accessible and available to guests at all possible times. For certain of the Company's properties, there are corporate clients who may contract with the motels to provide lodging for their employees at a fixed or discounted price. Other than common management tasks, on-site managers are responsible for the marketing and contact with prospective corporate clients for the motels. The managers are encouraged to participate in local business and chamber of commerce activities to network with local companies to promote the properties.

        EXPERIENCED, HIGH QUALITY MANAGEMENT PERSONNEL

        The Company believes that it has highly qualified and experienced executives in its senior management positions. The Company's executive officers, including the Chief Executive Officer, President, and Secretary/Director of Operations, have worked together for an extended period of time to develop, operate and manage motel properties. The Company provides hands-on training for site managers during which the motel owner or the departing manager will familiarize the new manager with the property first, followed by a review of the Company's policies and procedures personally conducted by the Company's Director of Operations. The Company believes that direct training on-site provides the most detailed and applicable information to the managers and is more advantageous than a formal group off-site training class. The Company believes that the quality and experience of its key executives and motel personnel are important components of its ability to consistently provide outstanding service to motel guests and motel owners which will likely lead to strong financial results for its shareholders.

        FRANCHISES

        Certain of the Company's properties are franchises of national motel chains. Of the seventeen motel properties currently operated and managed by the Company, there is one Best Western, two Select Inns and nine Best Inns franchises. The franchises provide marketing and a toll-free reservation system for the motels. Customers have standard expectations and familiarity with national franchises in certain regions. The motel franchisers may also have agreements with suppliers and vendors for maintenance and furnishings in which the individual motel franchise is invited to participate. The motels are required to conform to the standards of the franchises. The fee paid to the franchisers usually entails an enrollment fee and a fixed percentage of the gross revenue of the motel thereafter payable on a monthly basis.

GROWTH STRATEGY

        STRATEGIC MODEL

        The Company plans to increase the number of properties in its portfolio mainly through acquisitions of motel properties on a long-term lease basis with rights of renewal in five-year intervals up to twenty years and an option to purchase the property from the motel owner within the lease term for a fixed price determined at the commencement of the lease. Management believes that, in addition to acquiring traditional management agreements, its strategy of acquiring motel operating leases with purchase options enables the Company to achieve, through efficient and effective management, an expedient and advantageous market penetration of the motel industry, which in turn increases profitability for the Company. See "Item 1. Business--Risk Factors, History of Substantial Losses, No Assurance of Profitability, and Uncertain Tax Effects of Leases."

        The options to purchase also enable the Company to compete effectively for expansion opportunities to increase profitability and to provide a competitive advantage over other management companies that do not offer such purchase option terms to motel owners. The Company has identified certain motel properties that can be acquired at a value, on average, equivalent to approximately two and one-half to three times the annual gross room revenue. Certain motel owners have expressed a willingness to accept, as consideration for the purchase option, payment of approximately twenty percent (20%) of the motel's current value, payable to the motel owners in the form of preferred stock, convertible into common stock after twelve months of issuance, in private offerings as permitted by the Securities Act of 1933 and rules and regulations promulgated thereunder. See "Item 1. Business--Risk Factors, Competition, and --Uncertain Tax Effects of Lease" and "Item 11. Description of Registrant's Securities to Be Registered."

        The annual lease payments will generally equal approximately seven and one-fifth percent (7.2%) of the motel value. Based on information provided by certain owners of the motels, the Company's management believes that these motel properties can be managed to attain an average yield of approximately thirty-three percent (33%) of the annual gross room revenue as net operating income. The diagram below shows a hypothetical example based on the financial model of the Company's strategic plan to build a profitable structure. See "Item
1. Business--Risk Factors, Competition, and --Uncertain Tax Effects of Lease" and "Item 11. Description of Registrant's Securities to Be Registered."

        LONG-TERM LEASE AGREEMENTS WITH PURCHASE OPTIONS

----------------------------
COUNTRY MAID FINANCIAL, INC.
----------------------------
                   |
             ----------------                                       -----------------------
                                                                          MOTEL OWNER
             TERRITORIAL INNS  ----------------------------------
             MANAGEMENT, INC.     Lease with Option to Purchase       Motel valued at 275%
                 ("TIM")                                                of gross revenue

                                                                          (100+ rooms)
             ----------------                                       -----------------------
                     |                                                          |
--------------------------------                                 ----------------------------------
       REVENUE TO COMPANY                                             PAYMENTS TO MOTEL OWNER:

Room Sales:           $1,000,000                                 (1) Annual lease payments:
Operating Expenses:   $  670,000                                     7.2% of current value
Lease Payment:        $  198,000
Net Income                                                       (2) Purchase option consideration:
Before Taxes:         $  132,000                                     stock equal to 20% of total
(per motel)                                                          value of motel
--------------------------------                                 ----------------------------------

        The Company's leases with options to purchase (the "Leases") generally will be on a long-term basis with rights of renewal in five-year increments up to twenty years exercisable at the Company's election. Lease payments generally will either consist of a fixed annual amount, payable monthly, with no additional rent based on the gross revenue or of a straight percentage lease payment consisting of approximately twenty percent (20%) of the monthly gross revenue of the property without a minimum payment. The Leases will be triple net leases that require the Company to maintain the leased motels in good condition and repair, and in conformity with all applicable legal requirements. The Leases will provide that the motel owner be solely obligated to pay any outstanding mortgages or liens on the properties.

        The Leases generally will provide that the Company is responsible for obtaining adequate and standard insurance for the properties and the Company may be required to indemnify the motel owner for losses due to any failure to maintain insurance or for other liabilities caused by the actions of the Company or third parties on the property.

        Motel owners may terminate the Leases upon an event of default, which includes the failure to remit lease payments and any other uncured default of the terms of the lease. Upon a termination due to an event of default, the Company may be liable for the payments that would have been payable for the remainder of the unexpired term of the lease unless the motel owners thereafter lease the property to other tenants and the proceeds received are used to offset amounts due under the terms of the Leases.

        The Leases also will contain an option to purchase the properties for a fixed price determined on the commencement date of the lease. The Company generally may elect to exercise this option during the terms of the Leases upon payment of the full price to motel owners. As consideration for the purchase option, motel owners will receive a designated number of shares of preferred stock or other securities of the Company, convertible into the common stock of the Company twelve months after the date of issuance. The value of the preferred stock ("Subscription Price"), and the number of shares of common for which the preferred stock is convertible ("Conversion Shares"), is generally equal to approximately twenty percent (20%) of the motel's market value at the commencement of the lease. The preferred stock is convertible into the nearest whole number of shares of common stock the Subscription Price would be able to purchase at the Company's average common stock price ("Average Stock Price") which will be equivalent to the mean between the closing bid and asked quotations for the Company's common stock in the over-the-counter market as quoted on the National Association of Securities Dealers Automated Quotation system ("Nasdaq"), or any other reliable quotation system if the common stock is not listed on NASDAQ, for the sixty (60) trading days last preceding the date of conversion. The preferred stock holder may be entitled to a dividend of eight percent (8%) of the value of the preferred stock payable either in monthly cash payments or quarterly issuance of the Company's common stock. See "Item 11. Description of Registrant's Securities to Be Registered."

        MOTEL OWNERS

        The Company believes that its strategic model will attract motel owners who have the desire to sell the motels at the current market price but who may be subjected immediately to high capital gains tax and/or recapture of depreciation which tax the gain of the sale of the personal property as income. The structure offered by the Company may be a tax delaying or saving transaction to the motel owners who have substantial equity in the property. If the lease with option to purchase is structured outside of the definition of a sale by the Internal Revenue Code (the "Code"), the lease transaction will not trigger the traditional capital gains tax until the option to purchase is exercised by the Company. The motel owners may receive from the Company a consideration for the grant of the option in an amount equal to about twenty percent (20%) of the value of the property in the form of preferred stock of the Company. To the extent the transaction qualifies under the Code, and depending on the liquidity of the stock received by the motel owners, the lease with option to purchase may allow the motel owners to receive some amount of cash flow as early as twelve months after the date of the closing of the transaction without the burden of taxes resulting from a sale of the property. Additionally, the motel owners will be released of the motel management responsibilities and receive ongoing income from the lease payments for the term of the lease. See "Item 1. Business--Risk Factors, Uncertain Tax Effects of Leases and Dependence on Management Agreements and On Certain Motel Owners."

THE COMPANY'S PORTFOLIO

        BEST INNS

        On or about November 9, 1998, the Company and Best Inns, Inc., a Kansas corporation ("Best Inns Kansas"), executed a Letter of Intent which set forth the terms for the Company to lease with an option purchase nine Best Inns motel properties to be effective, as amended by the parties, March 1, 1999. The terms of the Letter of Intent provide that the Company will receive the gross revenue generated by the properties and pay to Best Inns a fixed annual lease payment of $1,980,000 payable monthly, and the Company has an option to purchase the properties for the total amount of $24,000,000. As consideration to Best Inns for the option to purchase, the Company agreed to issue securities of the Company with an aggregate value of $3,000,000.

        On March 1, 1999, the previous management company of the Best Inns properties voluntarily resigned from their duties and the Company assumed the operation of the nine Best Inns properties pursuant the terms of the Letter of Intent. The lenders for Best Inns Kansas and the Company are currently negotiating the remaining terms of the agreement.

        MANAGEMENT AGREEMENTS

        The Company operates eight other motel properties and an apartment complex under individual management agreements which set the management fee at a fixed percentage, generally five percent (5%) of the gross revenue received from the property. The motel owners are obligated to pay all expenditures with limited authority to the Company to pay recoverable expenditures on the owners' behalf up to a limit amount of $5,000.

        SUMMARY OF PORTFOLIO

        The following table sets forth, as of April 30, 1999, certain information with respect the Company's properties:

                                   PROPERTIES

Best Western I-35 Inn         78 Units              Best Inns                 91 Units
4014 Miller St.                                     1529 West Walnut Ave.
Bethany, MO  64424                                  Dalton, GA  30720

Select Inn                    91 Units              Best Inns                 83 Units
100 Bulldog Blvd.                                   1209 North Keller Dr.
Borger, TX  79007                                   Effingham, IL  62401

Willow Springs                44 Units              Best Inns                 110 Units
5 "B" Street                                        8220 Dix Ellis Trail
Cheney, WA  99004                                   Jacksonville, FL  32256

Village Inn                   27 Units              Best Inns                 116 Units
1110 W. Fm 468                                      1255 Franklin Rd.
Cotulla, TX  78014                                  Marietta, GA  30067

Nendels Inn & Suits           60 Units              Best Inns                 104 Units
2523 E. Wyatt Earp Blvd.                            2700 W. DeYoung
Dodge City, KS  67801                               Marion, IL  62959

Nendels Inn                   106 Units             Best Inns                 153 Units
2811 West 2nd Ave.                                  222 S. 44th St.
Kennewick, WA  99336                                Mt. Vernon, IL  62864

Select Inns                   37 Units              Best Inns                 75 Units
Rt. 1 Box 60                                        2738 Graves Rd.
Tulia, TX  79088                                    Tallahassee, FL  32303

Colonial Motor Inn            53 Units              Best Inns                 89 Units
1405 North 1st St.                                  31 N. Green Bay Rd.
Yakima, WA  98901                                   Waukegan, IL  60085

Best Inns                     107 Units             Summer Hill Apartments    28 Units
1905 W. Market St.                                  1110 W. Fm 468
Bloomington, IL  61701                              Cotulla, TX  78014
                                                    (Apartment Complex)

COMPETITION IN THE LODGING INDUSTRY

        The lodging industry is highly competitive. The Company's management of motel properties competes with other national limited and full-service management and acquisition companies and with various regional and local well-known motel chains such as Travelodge, Motel 6 and Super 8.

        Although the Company is not aware of any direct competitors who are currently approaching motel properties with a plan similar to the Company's lease with option to purchase terms, there are numerous other management companies who are competing with the Company for the management of the same properties. Some of the more commonly known national management companies with which the Company competes, either directly or indirectly, include The Peninsula Group, Vista Host, Outrigger Hotels & Resorts, Hostmark Management Group, GF Management, and Linchris Hotel Corp. The Company's targeted smaller, economy-scale motel properties with an average size of approximately 100 rooms, also compete with local, independently owned motel properties for travelers' business. The Company anticipates that competition within this industry segment will increase in the foreseeable future. A number of the Company's competitors are larger, operate more motels and hotels, and have substantially greater financial and other resources than the Company. In addition, some of the Company's competitors operate properties that have locations superior to those of the Company's properties. Competitive factors in the lodging industry include room rates, quality of accommodations, name recognition, service levels and convenience of location. There can be no assurance that demographic, geographic or other changes in markets in which the Company's properties are located will not adversely affect the convenience or desirability of certain of the Company's motels. Furthermore, there can be no assurance that new or existing competitors will not significantly lower rates or offer greater conveniences, services or amenities, or significantly expand or improve facilities in a market in which the Company's motels compete, thereby adversely affecting the Company's results of operations.

        The Company may also compete for acquisition, development and franchise opportunities. The Company competes for these expansion opportunities with national and regional motel companies, some of which have greater financial and other resources than the Company. Competitive factors for expansion opportunities include relationships with motel and lodging property owners and investors, the availability of capital, financial performance, management fees, lease payments, brand name recognition, marketing support, reservation system capacity, and the willingness and ability to provide funds in connection with new management and lease arrangements. The Company's failure to compete successfully for expansion opportunities or to attract and maintain relationships with motel owners and investors could adversely affect the Company's results of operations. See "Item 1. Business--Risk Factors, Risks Associated with Expansion."

FINANCIAL INFORMATION

        The Company was not profitable in the last five fiscal years. See "Item
2. Financial Information--Selected Consolidated Financial Data" and "Item 13. Financial Statements and Supplementary Data." Management believes that the performance of the Company as reflected in the financial information provided in this Registration Statement for the fiscal years ending March 31, 1995, 1996, 1997, 1998 and December 31, 1998 may not be indicative of current or future operations of the Company because it ceased the operation of the egg business and entered the lodging industry in October 1998. See "Item 1. Business--Business Development and Background." The interim financial information provided for March 31, 1999 may be more closely indicative of the Company's current and future earning potential, however, the Company expects the revenue to grow substantially as it acquires more motel properties in its portfolio. See "Item 1. Business--Risk Factors and --Forward-Looking Statements" and "Item 2. Financial Information--Management's Discussion and Analysis."

RESEARCH AND DEVELOPMENT

        During the fiscal years ended March 31, 1997, March 31, 1998, and December 31, 1998, the Company did not incur costs related to research and development activities.

GOVERNMENT REGULATIONS

        The Company is not currently subject to direct regulation by any government agency, other than employment, environmental, and business laws applicable generally. There are currently few laws or regulations solely applicable to motel management. There can be no assurance that the enactment of laws affecting real estate in general will not decrease the growth of the lodging industry, which in turn could decrease the profitability and demand for the Company's services, increase the cost of doing business, or otherwise have an adverse effect on the Company's business, operating results or financial condition. The Company cannot predict the impact, if any, that future regulation or regulatory changes might have on its business.

PROPRIETARY RIGHTS

        The Company currently has no trademark or service mark applications pending. It may be possible for unauthorized third parties to copy aspects of, or otherwise obtain and use, the Company's business names, including but not limited to Country Maid Financial and Territorial Inns Management. The Company does not have any confidentiality agreements with its officers or employees. Furthermore, there can be no assurance that any confidentiality agreements entered into between the Company and its employees will provide meaningful protection for the Company's proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

        The failure to do any of the foregoing could have a material effect upon the Company. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a proprietary rights violation action. The Company has not undertaken any professional searches to determine whether the names used by the Company to conduct business infringe on the proprietary rights of other companies. Moreover, if the Company's services infringe patents, trademarks or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which could have a material adverse effect on the Company.

SUBSIDIARY

        The Company conducts its operations through its wholly-owned subsidiary, Territorial Inns Management, Inc., a Nevada corporation ("TIM"), incorporated in August 1998 and acquired in October 1998. TIM markets, operates, maintains and provides the management services for the Company. All employees of the Company are employed by TIM.

EMPLOYEES

        As of April 30, 1999, the Company had approximately twenty-five (25) full-time employees and thirty-three (33) part-time employees in administration, on-site operations and property management. The Company's future success will depend, in part, on its ability to continue to attract, retain and motivate highly qualified management and operations personnel, for whom competition is intense. From time to time, the Company may employ independent consultants or contractors to support its property management and administrative organizations. The Company's employees are not represented by any collective bargaining unit and the Company has never experienced a work stoppage. The Company believes its relations with employees are good. See "Item 1. Business--Risk Factors, Risks Associated with Expansion."

RISK FACTORS

        The following factors, and information provided elsewhere, should be considered carefully in evaluating the forward-looking statements made by the Company in this Registration Statement and in evaluating the Company's business before making a decision concerning the purchase of its securities.

        HISTORY OF SUBSTANTIAL LOSSES; NO ASSURANCE OF PROFITABILITY

        In the past three fiscal years, the Company has suffered losses. See "Item 2. Financial Information." The Company experienced increased revenues for the first quarter of 1999 but had not reached profitability. In the first three months of 1999, the Company's gross revenue was $68,890. The Company's auditor has indicated that the Company will continue as a going concern. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies attempting to penetrate a new industry. To address these risks, the Company must, among other things, respond to competitive bids on the properties the Company targets, continue to attract, retain and motivate qualified persons, and improve service to customers. There can be no assurance that the Company will be successful in addressing these risks or that the Company can be operated profitably, which depends on many factors, including the success of the Company's marketing program, the control of expense levels and the success of the Company's business activities.

        POSSIBLE UNDERCAPITALIZATION AND NEED FOR FUTURE FINANCING

        In order to continue its operating and growth strategies, the Company will be seeking equity and debt financing. If the Company is unable to obtain financing, there can be no assurance that the Company will be able to successfully implement its business plan or meet its working capital requirements. In addition, the Company may experience rapid growth and may require additional funds to expand its operations or enlarge its organization. While the Company intends to explore a number of options in order to secure alternative financing in the event anticipated financing is not obtained or is insufficient, there can be no assurance that additional financing will be available when needed or on terms favorable to the Company. The failure to obtain sufficient financing may materially affect the Company's ability to expand or to remain in business. See "Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters."

        DEPENDENCE ON MANAGEMENT

        Shareholders of the Company are fully dependent on management to conduct the Company's business. Success of the business depends on the skills and efforts of management and, to a large extent, on the active participation of the Company's executive officers and key employees. Furthermore, the Company has not entered into employment agreements with these officers and employees. The inability to attract, retain and motivate qualified senior management, property managers or other skilled employees could adversely affect the Company's business.

        RISKS ASSOCIATED WITH THE LODGING INDUSTRY

        The Company's business is subject to the operating risks inherent in the lodging industry. These risks include changes in general and local economic conditions, cyclical overbuilding in the lodging industry, varying levels of demand for rooms and related services, competition from other motels, changes in travel patterns, the recurring need for renovation, refurbishment and improvement of motel properties, changes in governmental regulations that influence or determine wages, prices and construction and maintenance costs, changes in interest rates, the availability of financing for operating or capital needs and changes in real estate taxes and other operating expenses. Regulatory compliance, downturns or prolonged adverse conditions in real estate or capital markets or in national or local economies will have a material adverse effect on the Company's results of operations. See "Item 1. Business--Competition in the Lodging Industry."

        UNCERTAIN TAX EFFECTS OF LEASES

        The success of the Company's plan to obtain leases with options to purchase motel properties maybe materially affected by several tax related issues. A motel owner who has substantial equity in the motel may be subjected to high capital gains tax (and/or income tax from the recapture of depreciation)



\                                       11
on the equity if the property is sold at a market value that far exceeds the owner's basis. If a motel owner leases the property to the Company in a transaction that is not later determined as a sale under Internal Revenue Code
Section 1001, a motel owner may be able to delay or save the capital gains tax until the exercise of the purchase option.

        The Internal Revenue Service ("IRS") may under certain circumstances define a lease with option to purchase as an installment sale, which will render the amount received by the motel owner as consideration for the purchase option and the lease payments taxable. The IRS and case law indicate that the characterization of a transaction as a lease or a sale is based on facts and circumstances surrounding the transaction. The factors used to characterize a transaction as a lease include, but are not limited to: (i) the intent of the parties; (ii) business reasons for the lease; (iii) the amount of the exercise price of the option; (iv) consistency of treatment of transaction as a lease for tax purposes; and (v) the form of rent to be paid. Other factors that have been used to hold the transaction as an installment sale include, but are not limited to: (i) the allocation of the risk of loss to tenant, (ii) the tenant's intent to purchase the property, (iii) whether the sum of the lease payments and the option price equal the fair market value of the property at the commencement of the lease, and (iv) whether the tenant has the benefits and burdens of ownership. These factors are not determinant jointly or severally. The Company does not intend or expect the leases to be determined as installment sales instead of operating leases, since the proposed terms appear to denote an operating lease instead of a sale. However, there is no assurance nor can the Company determine whether any one factor of the lease transactions contemplated will be used by the IRS to characterize the transaction as an installment sale so as to remove one of the incentives of the transaction to the motel owners.

        Under the generally accepted accounting principles ("GAAP"), certain lease transactions may be classified as a capital lease by an auditor based on a number of factors which will negatively affect the parties' ability to depreciate and amortize the motel for tax deduction purposes. If a lease meets any of the factors, GAAP will treat the transaction as a capital lease and not an operating lease. In the event that a transaction is determined as a capital lease, it may be considered a factor in the characterization of the lease of the transaction by the IRS or otherwise negatively affect the tax burden of the parties.

        If the transaction is characterized as a sale, the motel owner may also be required to recapture the depreciation of the amount allocated to the building and personal property so as to trigger a tax burden at the commencement of the lease.

        The Company has not sought the specific approval or guidance of the IRS by way of a private letter ruling regarding the tax effects of the lease transactions contemplated by the Company. The IRS may determine on a case-by-case basis whether a specific lease and the facts surrounding the transaction constitute a sale instead of a lease. There is no assurance that any one transaction will not be defined or otherwise determined by the IRS as a sale and, therefore, removing the tax deferring benefits of the transactions to a motel owner. The Company may not be successful in its attempt to provide other incentives to the motel owner sufficient to acquire the operation of the property. The failure of the Company to continue to acquire more properties in its portfolio will adversely and materially affect its profitability and results of operation.

        RISKS ASSOCIATED WITH EXPANSION

        The Company's revenues, net income, obligations and liabilities may grow substantially in the next several years as a result of adding new management agreements, leases with options to purchase and from other incidental business opportunities. The Company intends to continue to pursue an aggressive growth strategy for the foreseeable future, but there can be no assurance that the Company will successfully achieve its growth objectives. The Company is subject to a variety of business risks generally associated with growing companies. The Company's ability to pursue successfully new growth opportunities will depend on many factors, including, among others, the Company's ability to identify suitable growth opportunities, finance acquisitions and renovations and successfully integrate new motels into its operations. While the Company believes that it can obtain sufficient capital to fund its growth strategy in the near term, this belief is primarily premised on adequate cash being generated from operations. There can be no assurance that the Company will generate adequate cash from operations. In addition, the Company may seek additional debt or equity financing, depending upon the amount of capital required to pursue future growth opportunities or address other needs. There can be no assurance that such increase or additional financing will be available to the Company on acceptable terms.

        In addition, there can be no assurance that the Company will be able to integrate successfully the new motels into its portfolio, or that the leases and the management agreements will achieve revenue and profitability levels. Furthermore, the Company's expansion could adversely affect the financial performance of the Company's existing portfolio or its overall results of operations. Acquiring the operation of new properties may present operating and marketing challenges that are different from those currently encountered by the Company. There can be no assurance that the Company will anticipate all of the changing demands that expanding operations will impose on its management, management information and reservation systems, and the failure to adapt its systems and procedures could have a material adverse effect on the Company's business.

        DEPENDENCE ON MANAGEMENT AGREEMENTS AND ON CERTAIN MOTEL OWNERS

        Management agreements are acquired, terminated, and renegotiated in the ordinary course of the Company's business. The Company's Chief Executive Officer and Director, C. Richard Kearns, who currently owns approximately fifty-three percent (53%) of the Company's issued and outstanding common stock, has interests in five motels managed by the Company. Nine of the seventeen motel properties operated by the Company are owned by Best Inns, Inc., a Kansas corporation. A material deterioration in the operating results of one or more of these motel properties and/or a loss of the related management agreements could adversely affect the value of the Company's investment in such motel properties. In addition, the Company historically has relied on the affiliates of the Company's executive officers who are motel owners and investors for various acquisition, renovation, development and other expansion opportunities. Although the Company believes that it enjoys satisfactory relationships with such motel owners and investors, there can be no assurance that such relationships will remain satisfactory or that such owners and investors will continue to provide expansion opportunities in the future.

        CONFLICTS OF INTEREST

        The Company's Chief Executive Officer and Director, C. Richard Kearns, and his affiliates are, collectively, parties to certain management agreements as well as other business arrangements with the Company. In addition, Mr. Kearns and certain of his affiliates were founders and principal shareholders of TIM prior to the acquisition by the Company. See "Item 7. Certain Relationships and Related Transactions--Acquisition of Territorial Inns Management, Inc."

        Although the Company believes that its management agreements with these persons are on terms no less favorable to the Company than those that could have been obtained from unaffiliated third parties, there can be no assurance that these parties will continue to transact business with the Company or that their ownership positions with the Company will not influence the terms on which they transact business with the Company in the future. The shareholders of the Company also recently approved a Stock Redemption Agreement wherein the Company will redeem up to 2,500,000 shares of common stock from Mr. Kearns, without cash consideration, in an amount equal to the number of shares of common stock sold to certain selected investors who are creditors of Mr. Kearns. See "Item 7. Certain Relationships and Related Transactions." The foregoing could give rise to conflicts of interest.

        The Board of Directors of the Company usually requires that any material transaction between the Company and related parties be approved by a majority of the directors not affiliated with the transaction (the "Independent Directors"), if any, based upon such Directors' determination that the terms of the transaction are no less favorable to the Company than those that could have been obtained from unrelated third parties. The Directors may also seek the approval of the shareholders of the Company to ratify any transaction that may involve a conflict of interest.

        RISKS ASSOCIATED WITH OWNING OR LEASING REAL ESTATE

        The Company is planning to acquire lease agreements with purchase options in its portfolio. Accordingly, the Company will be subject to varying degrees of risk generally related to leasing and managing real estate. These risks include, among others, changes in national, regional and local economic conditions, local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, liability for long-term lease obligations, inclement regional weather conditions, the potential for uninsured casualty and other losses, the impact of present or future tax and environmental legislation and compliance with environmental laws, and adverse changes in zoning laws and other regulations, many of which are beyond the control of the Company. In addition, real estate investments are relatively illiquid, therefore, the ability of the Company to vary its portfolio in response to changes in economic and other conditions may be limited.

        SIGNIFICANT LEASE OBLIGATIONS

        The Company's continuing efforts to lease motel properties will cause the Company to incur significant financial obligations. There is no assurance that the gross revenue it receives from the operation of the properties will be sufficient to meet the terms of the leases. The degree to which the Company is leveraged, as well as its lease payment obligations, could have important consequences to holders of common stock, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of lease payments, thereby reducing the funds available to the Company for its operation; and (iii) certain of the Company's future indebtedness may contain financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends and sales of assets and imposing minimum net worth requirements. There can be no assurance that the Company's operating results and revenue will be sufficient for the payment of the Company's indebtedness. In addition, the Company's liabilities could increase its vulnerability to adverse general economic and lodging industry conditions and could impair the Company's ability to take advantage of significant business opportunities that may arise.

        CONTROL BY PRINCIPAL SHAREHOLDERS

        As of April 30, 1999, the Company's Chief Executive Officer and Director, C. Richard Kearns, beneficially owned approximately fifty-three percent (53%) of the outstanding shares of the Company's common stock and the Company's officers and directors collectively owned an aggregate of seventy percent (70%) of the outstanding shares of the Company's common stock. The Articles and Bylaws of the Company provide that the Board of Directors is elected and shareholder action is taken pursuant to the majority votes of the common stock shareholders. The ownership of the common stock by Mr. Kearns and other officers and directors of the Company ensure such parties' ability to control the election of the members of the Board of Directors and will enable such parties to control the management and affairs of the Company.
See "Item 7. Certain Relationships and Related Transactions."

        COMPETITION

        As discussed above, the market for economy motels and lodging properties is highly competitive. There are no substantial barriers to initial entry, and the Company expects competition to persist, intensify and increase in the future. By adding more motel properties to its portfolio, the Company will gain more experience and recognition in the lodging industry. There can be no assurance that competitors will not develop management terms or models that render the Company's plans obsolete or less marketable, or that the Company will be able to compete successfully. See "Item 1. Business--Competition in the Lodging Industry."

        LACK OF DIVERSIFICATION

        The Company does not intend to invest at this time in any other assets, businesses or securities other than what is described in this Registration Statement. The Company will be subject to the risks associated with lack of diversification.

        SEASONALITY AND QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

        The lodging industry is seasonal in nature. Quarterly earnings may be adversely affected by events beyond the Company's control, such as poor weather conditions, economic factors and other considerations affecting travel. In addition, the loss of one or several management agreements or leases and the timing of achieving incremental revenues from additional motels also may adversely impact earnings. If the Company loses a management agreement or lease that has capitalized acquisition costs, the Company may record a write-off of the remaining book value of such capitalized costs, which could have a material adverse effect on the operating results during the period in which the write-off occurred.

        ENVIRONMENTAL MATTERS

        Under various federal, state, local and foreign environmental laws, ordinances and regulations ("Environmental Laws"), a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous or toxic substances. The presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the cost of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person.

        The operation and removal of certain underground storage tanks also are regulated by federal and state laws. In connection with the operation of its motel properties, including those leased or managed by the Company, it could be held liable for the cost of remedial action with respect to such regulated substances and storage tanks and claims related to them. In addition to clean-up actions brought by federal, state and local agencies, the presence of hazardous or toxic substances on a motel property also could result in personal injury or similar claims by private plaintiffs.

        The Company has not performed, or received the results from, any environmental investigations on any of its leased or managed properties. Additionally, environmental laws and conditions are subject to frequent change. There can be no assurance that environmental liabilities or claims will not arise and adversely affect the Company in the future.

FORWARD-LOOKING STATEMENTS

        "SAFE HARBOR" STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

        A number of the matters and subject areas discussed in the preceding "Risk Factors" section, and elsewhere in this Registration Statement, that are not historical or current facts deal with potential future circumstances and developments. The discussion of these matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from the Company's actual future experience involving any one or more of these matters or subject areas. The operation and results of the Company's business also may be subject to the effect of other risks and uncertainties in addition to the relevant qualifying factors identified in the "Risk Factors" section, and elsewhere in this Registration Statement, including but not limited to the following:

        The ability of the Company to maintain the expected level of revenue of each property, the economy of the lodging industry, the adequacy of the Company's systems and infrastructure to meet the Company's expansion, marketing plans and customer demand, the success of efforts to improve and satisfactorily address issues relating to the management and the operations of the properties;

        The ability of the Company to obtain a profitable margin based on the number of motel properties managed and leased by the Company and the sufficiency of the gross revenue of the properties to provide financial viability to the Company's business; and

        The Company's competitors' decision to enter into similar markets and their ability to use resources to acquire motel properties ahead of the Company.

                                     ITEM 2

                              FINANCIAL INFORMATION

SELECTED CONSOLIDATED FINANCIAL DATA

        FISCAL YEAR END DATA

        The following table sets forth certain selected consolidated financial data for the Company. The selected statement of operations data and balance sheet data of the Company for the fiscal year ended March 31, 1995 are derived from the Company's unaudited Combined Financial Statements. The selected statement of operations and balance sheet data of the Company for the fiscal years ended March 31, 1996, 1997 and 1998, and December 31, 1998, are derived from the Company's audited Financial Statements, of which, the fiscal years ended March 31, 1998 and December 31, 1998, are included elsewhere in this Registration Statement.

        The selected consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements and related Notes, Management's Discussion and Analysis of Financial Condition and other financial information included elsewhere in this Registration Statement.

                                                           YEAR ENDED                    YEAR ENDED MARCH 31
                                                          ------------   ----------------------------------------------------
                                                          December 31,
                                                             1998(1)        1998          1997          1996          1995
                                                          ------------   ----------     ---------     ---------     ---------
                                                                                  (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
      Egg revenues                                                 --             0     5,715,711     3,772,678     3,586,036
      Management revenues                                      37,515            --            --            --            --
      Other revenues                                                0             0             0             0             0

            Total revenues                                     37,515             0     5,715,711     3,772,678     3,586,036

Operating expenses:
      Cost of egg sales (includes feed costs and
         depreciation)                                             --            --     5,091,817     3,507,399     3,685,106
      General and administrative expenses
                                                               85,979            --       569,605       434,060       382,169

            Total operating expenses                           85,979            --     5,661,422     3,941,459     4,067,275

Operating loss                                                (48,464)           --        54,294      (168,781)     (481,239)
Other income(loss)                                                  0             0       (62,715)     (152,862)      (54,620)

            Net loss                                          (48,464)   (1,960,324)       (8,481)     (321,643)     (535,859)

CONSOLIDATED BALANCE SHEET DATA:
Current assets                                                 68,180             0     1,639,860     1,922,614       797,881
Net fixed assets                                                    0             0       334,630       356,410       948,920
Stock holdings                                                      0             0            --            --     1,000,000
Other assets                                                   60,000             0       252,850       253,310        24,326

            Total assets                                      128,180             0     2,227,340     2,532,334     2,771,127

Current liabilities                                           116,644             0       913,099     1,064,028     1,034,506
Long-term debt                                                      0             0            --            --     1,306,488
Other liabilities                                           1,173,695     1,742,652     1,096,564     1,312,153             0
Total liabilities                                           1,290,339     1,742,652                   2,376,181     2,340,994
Shareholders' equity                                       (1,162,159)   (1,742,652)      217,672       156,153     1,144,119

            Total liabilities and shareholders' equity
                                                              128,180             0     2,227,340     2,532,334     2,771,127
            Primary Earnings (loss) per share
                                                               (.0188)      (0.7606)      (0.0002)      (0.0070)           --

(1) The Company changed the fiscal year end from March 31 to December 31, effective October 1998.

        INTERIM PERIOD DATA

        The following table sets forth certain selected consolidated financial data for the Company. The selected statement of operations and balance sheet data of the Company for the interim period ended

March 31, 1999, are derived from the Company's unaudited first quarter 1999 Financial Statements.

        The selected financial data set forth below should be read in conjunction with, and are qualified in their entirety by, the Financial Statements and related Notes, Management's Discussion and Analysis of Financial Condition and other financial information included elsewhere in this Registration Statement.

                                                    INTERIM PERIOD ENDED
                                                       March 31,1999
                                                    --------------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
   Management revenues                                      68,890
   Other revenues                                                0

      Total revenues                                        68,890

Operating expenses:
   Cost of egg sales (includes feed costs and                    0
     depreciation)
   General and administrative expenses                     138,623

      Total operating expenses                             138,623

Operating loss                                             (69,733)

      Net loss                                             (69,733)

CONSOLIDATED BALANCE SHEET DATA:
Current assets                                              65,993
Net fixed assets                                                --
Stock holdings                                                  --
Other assets                                                60,000

      Total assets                                         125,993

Current liabilities                                        155,190
Long-term debt                                                   0
Other liabilities                                        1,032,695
Total liabilities                                        1,187,885
Shareholders' equity                                    (1,061,892)

      Total liabilities and shareholders' equity           125,993
      Primary Earnings (loss) per share                    (0.0271)

MANAGEMENT'S DISCUSSION AND ANALYSIS

        The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Selected Consolidated Financial Data, Financial Statements, and the related Notes thereto included elsewhere in this Registration Statement.

        OVERVIEW OF CURRENT OPERATIONS

        As of March 31, 1999, the Company's revenues are derived mainly from management fees paid for the operation of approximately seventeen motel properties. The management agreements currently provide for the Company to receive approximately five percent (5%) of the total gross revenue received from each of the properties in addition to all expenses and salaries of employees working on the properties to be paid by the owners of the motels. The amount of management fees collected during the first quarter of 1999 was $68,890. The total outstanding management fees due and advances for costs and expenses to be reimbursed by the motel owners as of March 31, 1999 was $61,444.

        CHANGE OF FISCAL YEAR

        Effective October 1, 1998, the Company changed its fiscal year to end on December 31 from March 31 to make the financial records of the Company correspond with the motel operations of TIM.

        RESULTS OF OPERATIONS

        During the fiscal years ending March 31, 1992 through March 31, 1997, the Company was in the wholesale egg business. The business began to fail mainly due to the loss of the operation of a large farm in Puxico, Missouri from a natural disaster, the loss of the egg breaking and processing business in December 1996, and the overall downturn of the egg industry during that period. The Company was no longer able to sustain or continue the egg business after 1997 and ceased the egg production business in 1997. In October, 1998, the Company sold its wholly-owned subsidiary, Country Maid Farms, to two principal shareholders and directors of the Company who assumed the liabilities of the Company. See "Item 7. Certain Relationships and Related Transactions--Sale of Country Maid Farms."

        In September 1998, the Company entered an agreement to acquire Territorial Inns Management, Inc, a Nevada corporation, ("TIM") as its wholly-owned operating subsidiary to conduct the management of motels. TIM had eleven management contracts at the time of the Company's acquisition. As of March 31, 1999, there were agreements to manage eighteen properties in TIM's portfolio. The management fees collected in the last quarter of 1998 was $37,515, and the outstanding balance of receivables and advances to properties was $68,180.

        The Company plans to acquire leases with options to purchase from motel owners. The Company will operate the leased motels and receive the total gross revenue from the motels. A fixed annual lease payment or a percentage, approximately twenty percent (20%) of the gross revenue of the leased motel, will be payable to the motel owner as rent on a monthly basis. Management expects the gross revenue received by the Company to increase substantially upon the acquisition of the leases. Although the Company received affirmative responses to its proposals, there is no assurance that the Company will be able to obtain the leases and meet the demands of the motel owners during actual negotiation of the leases.

        SALARIES AND PAYROLL TAXES

        Salaries and payroll tax expenses were $47,909 for the fiscal year ended December 31, 1998. This amount was a substantial increase from the previous fiscal year ended March 31, 1998, during which, the Company was not operating and, therefore, did not pay a material amount as salaries. Growth in salaries and payroll taxes has been directly related to development and support of the Company's entrance into the lodging industry in October 1998. The Company had acquired the management and operation of a total of eighteen properties by the end of the first quarter of 1999 and had twenty-five (25) full-time and thirty-three (33) part-time employees which included administrative, management and maintenance staff of the motel properties. The Company expects salaries and payroll expenses to grow as it continues to acquire the operation of more motel and lodging properties in its portfolio. The Company has no assurance that the revenue generated by the properties will be sufficient to pay for the increased expenses and salaries which will be dependent on the number of properties managed and the financials demands of each property, and the revenue generated from the motels which may vary from season to season. See "Item 1. Business--Risk Factors, Seasonality and Quarterly Fluctuations in Operating Results."

        LIQUIDITY AND CAPITAL RESOURCES

        Since October 1998, the Company has financed its operations and capital expenditure requirements through income from the management of properties and through private offerings of common stock. During the last quarter of 1998, the Company received $37,515 as management fees and had raised $60,000 from an individual investor. This is a substantial increase from the fiscal year ended March 31, 1998 when no revenue was received and the Company did not attempt to raise any funds.

        During 1999, the Company anticipates the monthly revenue from operations to steadily increase. This increase may be offset by the capital expenditures related to acquiring new operations and adding new employees. The Company has a Letter of Intent to acquire the operations of ten motel properties located in Minnesota, North Dakota, South Dakota and Wisconsin from an unrelated third party. The lease will be a triple net lease where the Company will pay for all expenses and costs of operations and pay a fixed annual lease payment of $1,750,000, payable in equal monthly installments. The Company may also elect to exercise its option to purchase the property upon the payment of $18,000,000 to the motel owner. The consideration for the option will be the issuance of $3,500,000 of preferred stock with a cash dividend rate of eight percent (8%) paid monthly and registration rights to sell $500,000 of the convertible preferred stock at the Company's initial public offering. Concurrently, the Company has also entered into a Letter of Intent with the same third party to acquire thirty-five percent (35%) of its issued and outstanding stock with an option to purchase the remaining sixty-five percent (65%) upon the payment of $2,500,000, exercisable during the period beginning two years from the closing date and expiring five years after the closing date. The Company is conducting further negotiation and due diligence of the properties prior to finalizing the transactions. In the event that the Company and motel owner do not come to an agreement on all the terms of the lease agreement with option to purchase, the transaction may not close within the time frame anticipated by the Company. See "Item 1. Business--Risk Factors, Uncertain Tax Effects of Leases."

        Accounts receivable of the Company totaled $68,180 at December 31, 1998, which is comprised of receivables of management fees and amounts due for advances to properties.

        During the first quarter of 1999, the Company reduced related party debt from $1,173,695 at December 31, 1998 to $1,053,695 at March 31, 1999. See "Item
7. Certain Relationships and Related Transactions--Shareholder Loans."

        The Company anticipates future operations and capital expenditures to be funded by private and public offerings of the Company's stock and the revenue received from the operations of the motel properties.

        EARNINGS (LOSS) PER SHARE

        The Company's net loss per share at fiscal year end December 31, 1998 was ($.0188), while the net loss per share for the fiscal years ended March 31, 1997 and March 31, 1996 were ($.0002) and ($.0070), respectively. It should be noted that these figures were somewhat impacted by the lack of operation during the first three quarters of 1998 and the issuance of additional shares in connection with the Company's acquisition of TIM effective October 12, 1998, resulting in more outstanding shares at the end of fiscal year ending December 31, 1998.

        RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" which establishes standards for the reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements ("SFAS No. 130"). SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and

(b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company believes the adoption of SFAS No. 130 will have no significant impact on the Company's consolidated financial statements.

        In June 1997, the Financial Accounting Standards Board also issued Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" (SFAS No. 131) which establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. It also establishes the related disclosures about products and services, geographic areas and major customers. Provisions of SFAS No. 131 are effective for fiscal years beginning after December 15, 1997. The Company believes that adoption of SFAS No. 131 will have no significant impact on the Company's consolidated financial statements.

        YEAR 2000 COMPLIANCE

        Certain important operations of the Company, including but not limited to guest registrations, accounting and employee record keeping, electronic and telephone systems, and other computerized systems are dependent upon the proper and continuous operation of the Company's computer systems in its principal office and in a number of the individual properties managed by the Company. The Company is aware of potential risks associated with programming codes at different levels of operation in existing computer systems as the year 2000 approaches, including the real time clock, system BIOS, operating systems, and applications. The year 2000 problem ("Y2K") is perceived to be pervasive and complex, and the Company has no way of determining at this time the extent of the effect when the computer systems' internal clocks turn from "99" to "00." It is the Company's goal to ensure that computer systems in its principal office and certain property sites are properly backed-up or otherwise able to function properly, based on the untested opinions and representations of experts and computer professionals, after the date change from 1999 to 2000 ("Y2K Compliant"). However, the actual operation of computers or effects will remain unknown until after January 1, 2000.

        One issue of concern is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information may generate erroneous data or fail. Therefore, in an attempt to minimize the effects of Y2K, the Company has taken the following steps:

1. The Company has entered into an agreement with a third-party supplier to replace all nine Best Inns properties with Y2K Compliant computer systems for all aspects relating to the management of the motel facility including reservations, guest check-in, accounting and other record keeping functions. In March, 1999, conversion of the computer system at one Best Inns property was completed and a conversion of the computer system at another Best Inns is scheduled for May 1999. The Company endeavors to replace the remaining seven computer systems at the rate of one property per month and complete the replacements for all nine Best Inns prior to year 2000. The Company estimates the cost for the purchase of each system at each Best Inns property to be approximately $14,000. The Company expects to generate sufficient revenues from the Best Inns properties to cover the costs of purchasing the replacements, however, there is no assurance that revenues will not decrease to a level where the Company will not be able to complete the replacements. The Company's alternatives to purchasing the computer systems will be leasing or purchasing the computers on credit terms, or installing enabler cards designed to allow the computers to make the necessary Y2K conversions.

2. The Company has requested a review and proper upgrade for its Novell server network located in its principal office in Lebanon, Oregon. The Company has already replaced one of its computers with a

Y2K Compliant computer and expects to replace all of its principal office computers prior to the year 2000. The Company's alternatives to purchasing the computer systems will be leasing or purchasing the computers on credit terms, or installing enabler cards designed to allow the computers to make the necessary Y2K conversions.

3. The computer systems in the Best Western Franchise located in Bethany, Missouri has been replaced with a Y2K Compliant system under the direction of the franchisor.

4. Other than the ten properties mentioned above, the Company has seven other motel properties that are not yet on any automated or computer systems. All operations and record keeping tasks including accounting, reservations and registrations of guests in these properties are conducted in manual ledgers or other means without the assistance of computers. The Company does not believe that the Y2K issue will affect the internal operations of these properties other than to the extent that each of these properties are reliant on third parties, including utilities and third party suppliers who may be subject to Y2K risks.

        Significant uncertainty exists concerning the potential costs and effects associated with Y2K compliance as applied to the Company. Even though the Company's business is not solely dependent on computer systems, its business may be likely affected to some extent if its systems are not Y2K Compliant by the turn of the century or if the local utilities companies including telephone services, electricity and gas companies, and other suppliers are not Y2K Compliant. The Company has not made an independent review or verification with each of its suppliers to determine whether they are Y2K Compliant. Even if the Company has installed what it believes to be Y2K Compliant computer systems in its principal office and the managed motel properties, due to the general lack of knowledge regarding the Y2K issue there can be no assurances that the systems will indeed function properly as expected. In the event that any of the Company's or its suppliers' computer systems are not Y2K Compliant or do not function properly, there may be material adverse effects on the Company's business, results of operations and financial condition, including but not limited to, the inability of each property to provide lodging services to its guests, loss of reservation or registration data, and loss of accounting and administrative information. Although the Company has made efforts to back up each of its systems in its principal place of business, there is no assurance that such effort will be successful and that the Company will not be affected.

                                     ITEM 3

                                   PROPERTIES

        The Company leases approximately 5,020 square feet for its executive offices located at 2500 South Main Street, Lebanon, Oregon under a five-year operating lease that commenced on October 1, 1998 and expires October 1, 2003. The co-owner of the building where the executive office space is located is the Company's Chief Executive Officer, C. Richard Kearns. See "Item 7. Certain Relationships and Related Transactions--Principal Office Lease." The Company pays rent in the amount of $4,000 each month. The lease provides that, after giving written notice not less than two months prior to the end of the term, the Company may extend the lease for three additional renewal terms of five years each, for a period of up to twenty years. The Company believes that its current facilities are adequate and are suitable for their current use.

        The Company manages and operates a total of eighteen properties. The Company is in negotiations to obtain the Best Inns motels under an agreement where the Company will operate the motels and receive the monthly gross revenue of each property and pay to Best Inns, Inc. a fixed monthly payment. Additionally, the agreement includes an option for the Company to purchase the properties. The Company manages the remaining properties for a fixed percentage of the gross revenue of each. See "Item 1. Business--Growth Strategy, Long-Term Lease Agreements with Purchase Options and --The Company's Portfolio, Management Agreements."

                                       PROPERTIES

Best Western I-35 Inn         78 Units              Best Inns                 91 Units
4014 Miller St.                                     1529 West Walnut Ave.
Bethany, MO  64424                                  Dalton, GA  30720

Select Inn                    91 Units              Best Inns                 83 Units
100 Bulldog Blvd.                                   1209 North Keller Dr.
Borger, TX  79007                                   Effingham, IL  62401

Willow Springs                44 Units              Best Inns                 110 Units
5 "B" Street                                        8220 Dix Ellis Trail
Cheney, WA  99004                                   Jacksonville, FL  32256

Village Inn                   27 Units              Best Inns                 116 Units
1110 W. Fm 468                                      1255 Franklin Rd.
Cotulla, TX  78014                                  Marietta, GA  30067

Nendels Inn & Suits           60 Units              Best Inns                 104 Units
2523 E. Wyatt Earp Blvd.                            2700 W. DeYoung
Dodge City, KS  67801                               Marion, IL  62959

Nendels Inn                   106 Units             Best Inns                 153 Units
2811 West 2nd Ave.                                  222 S. 44th St.
Kennewick, WA  99336                                Mt. Vernon, IL  62864

Select Inns                   37 Units              Best Inns                 75 Units
Rt. 1 Box 60                                        2738 Graves Rd.
Tulia, TX  79088                                    Tallahassee, FL  32303

Nendels Inn                   53 Units              Best Inns                 89 Units
1405 North 1st St.                                  31 N. Green Bay Rd.
Yakima, WA  98901                                   Waukegan, IL  60085

Best Inns                     107 Units             Summer Hill Apartments    28 Units
1905 W. Market St.                                  1110 W. Fm 468
Bloomington, IL  61701                              Cotulla, TX  78014
                                                    (Apartment Complex)

                                     ITEM 4

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of April 30, 1999 regarding the beneficial ownership as of April 30, 1999 of the Company's common stock by (a) each person known by the Company to be a beneficial owner of more than five percent (5%) of the outstanding common stock of the Company, (b) each director of the Company, (c) each executive officer of the Company, and (d) all directors and executive officers of the Company as a group.

                                                              (3)
             (1)                      (2)                    Shares             (4)
            Title               Name and Address          Beneficially       Percentage
           of Class            of Beneficial Owner          Owned(1)         of Class(2)
         ------------          -------------------        ------------       -----------
         Common Stock          C. Richard Kearns(3)          4,192,751(4)        52.83
                               2500 South Main Street
                               Lebanon, OR 97355

         Common Stock          John C. Moneymaker              375,595            4.73
                               1930 E. Meadowmere
                               Springfield, MO  65807

         Common Stock          Terrence J. Trapp               550,000            6.93
                               274 Snyder Mtn. Rd.
                               Evergreen, CO  80439

         Common Stock          Ellis Stutzman                  220,000            2.77
                               2500 South Main Street
                               Lebanon, OR 97355

         Common Stock          Mark D. Owen                    220,000            2.77
                               2500 South Main Street
                               Lebanon, OR 97355

         Common Stock          Thomas J. Krueger               990,000(5)        12.47
                               522 Diving Hawk Trail
                               Madison, WI  53713

         Common Stock          All Officers and              5,558,346           70.03
                               Directors
                               as a Group (5 persons)

(1) Pursuant to applicable rules of the Securities and Exchange Commission, "beneficial ownership" as used in this table means the sole or shared power to vote shares (voting power) or the sole or shared power to dispose of shares (investment power). Unless otherwise indicated the named individual has sole voting and investment power with respect to the shares shown as beneficially owned. In addition, a person is deemed the beneficial owner of those securities not outstanding which are subject to options, warrants, rights or conversion privileges if that person has the right to acquire beneficial ownership within sixty days after April 30, 1999.

(2) Percentage of beneficial ownership is based upon 7,936,928 shares of common stock outstanding as of April 30, 1999. For each individual, this percentage includes common stock of which the individual has the right to acquire beneficial ownership either currently or within sixty days of April 30, 1999, including, but not limited to, upon the exercise of an option; however, the common stock is not deemed outstanding for the purpose of computing the percentage owned by any other individual.

(3) The Company has entered into a Stock Redemption Agreement with Mr. Kearns to redeem up to 2,500,000 shares of the common stock of the Company from Mr. Kearns. See "Item 7. Certain Relationships and Related Transactions--Stock Redemption Agreement."

(4) Shares beneficially owned by Mr. Kearns include 110,000 shares held by Northwestern Capital, LLC, a Washington limited liability company, of which Mr. Kearns is the sole shareholder.

(5) Shares beneficially owned by Mr. Krueger include 935,000 shares held by Cascade Pacific Equity Corp., of which Mr. Krueger is the sole shareholder.

                                     ITEM 5

                        DIRECTORS AND EXECUTIVE OFFICERS

        Management of the Company is vested in its Board of Directors and executive officers. The directors are elected by the shareholders. The officers of the Company hold office at the discretion of the Board of Directors. There are currently three directors who were elected for a three-year term at the Company's annual meeting of shareholders held on April 30, 1999.

        The directors and executive officers of the Company and their respective ages as of April 30, 1999 are as follows:


                                           POSITIONS AND OFFICES HELD WITH THE
         NAME                     AGE      COMPANY
         ------------------------ -------- -------------------------------------
         C. Richard Kearns        51       Chief Executive Officer, Director,
                                           Chairman of the Board
         John C. Moneymaker       51       Director
         Terrence J. Trapp        50       Director
         Ellis J. Stutzman        44       President
         Mark D. Owen             35       Secretary/Treasurer, Director of
                                           Operations

BUSINESS EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS

        Following is a discussion of the business background of each director and executive officer. C. Richard Kearns, Ellis J. Stutzman and Mark D. Owen are full-time employees of the Company. Directors Terrence J. Trapp and John C. Moneymaker devote only such time as may be necessary for the Company's business and affairs:

        C. Richard Kearns. Mr. Kearns has served as a director of the Company since 1992 and as Chief Executive Officer and Chairman of the Board since October 1, 1998. He has also served as a director and as Chief Executive Officer of Territorial Inns Management, Inc., a Nevada corporation ("TIM") since August 12, 1998. Mr. Kearns has over twenty years of experience as a motel owner and operator, and has participated in the management of over 35 motel properties. Between May 1988 and August 1997, Mr. Kearns was Chairman of the Board and Chief Executive Officer of Nendels Corporation, a motel franchise company, which in 1994, became Skylink Telecommunications Corporation, a telecommunications company.

        John C. Moneymaker. Mr. Moneymaker has been a director of the Company since 1992 and served as President of the Company from March 1994 to September 1998. He has also served as a director and as Chief Executive Officer of TIM since August 12, 1998. He has over ten years of experience in the motel business as an owner. In addition, Mr. Moneymaker also has been in the egg business since 1973. Between 1976 and 1989, Mr. Moneymaker owned and operated Moneymaker Feed in Missouri which was in the business of egg production and animal feed production. Mr. Moneymaker is the co-owner of a motel in Texas. He is currently also a licensed real estate agent and specializes in motel sales and acquisitions.

        Terrence J. Trapp. Mr. Trapp has served as a director of the Company since October 1, 1998. He has also served as a director of TIM since August 12, 1998. He has over seventeen years of experience in the hospitality industry and twenty-five years of experience in the telecommunications industry. He began his career at AT&T as a manager for approximately eight years. Thereafter, he worked as an executive with numerous telecommunications and hospitality communications companies, including serving as Vice President of Marketing with International Telephone & Telegraph Corp. for four years, where he was instrumental in developing and marketing programs designed for specific needs within the hospitality industry. From 1994 to 1996, Mr. Trapp was President of Northwest Hospitality Management in Portland, Oregon, a hospitality telecommunications company, where he focused on direct sales and company strategy. Between May 1994 and the present, he has served as President of U.S. Communications Unlimited, Inc., a telecommunications company. Since 1992, Mr. Trapp has owned and operated Synergy Network Communications, Inc., a telecommunications company. From February 1996 to November 1997, Mr. Trapp served as Vice-Chairman for Skylink Telecommunications Corporation, where his responsibilities included overseeing the sales and operations of its wholly-owned subsidiaries, "Comtel" and "Skylink America, Inc." Mr. Trapp has also worked with the communications divisions of McDonnell Douglas and Computer Sciences Corporation.

        Ellis J. Stutzman. Mr. Stutzman has served as President of the Company and TIM since October 1, 1998. He provides daily management and analysis for all properties and supervises management and accounting staff in the corporate office. Mr. Stutzman has over fifteen years of experience in hospitality management and is a licensed real estate agent in the State of Oregon. Between 1973 and 1983, Mr. Stutzman was a real estate agent for Dan Stutzman Real Estate where he gained experience in real estate development, appraisal, office management, and income generation for both commercial and residential properties. He also served on the Executive Board of the Linn-Benton Title Company. Between 1983 and and the present, Mr. Stutzman was a partner of Territorial Inns, an Oregon partnership, which has owned, operated, and managed numerous motels. His duties have included on-site selection, construction, financing, valuation, accounting, property rehabilitation, personnel, and the acquisition and sale of motels. Since 1994, Mr. Stutzman has focused in the area of motel purchasing and financing. He currently has ownership interests in several motel properties and is a co-owner of the Best Western I-35 Inn in Bethany, Missouri.

        Mark D. Owen. Mr. Owen has served as Secretary/Treasurer of the Company and TIM since October 1, 1998. He has approximately fourteen years of experience in the management of motel properties. In 1985 and 1986, Mr. Owen was the assistant general manager for Best Western Kings Way Inn in Portland, Oregon. At Best Western, Mr. Owen participated in all facets of the motel and restaurant operation including front desk, night audits, housekeeping, maintenance, and banquet functions, and group tours. From 1986 to the present, Mr. Owen has been employed by various management entities and responsible for the supervision of up to thirty independent and franchised motel operations, offering full and limited service accommodations, where his duties have included recruiting staff; hiring and training managers; developing and implementing motel policies and procedures; sales and marketing; purchasing; property renovations and reconditioning; cost control; quality assurance; purchasing property; liability and worker's compensation insurance coverage; development of operational budgets; monitoring and analyzing property financial statements; compliance assurance with governmental regulations including Occupational Safety and Health Act ("OSHA") and Americans with Disabilities ("ADA"); and assisting with the sales, acquisitions, and financing of properties. Since 1995, Mr. Owen is also the owner of two motels in Texas and Kansas, and since 1990 has also owned and managed a storage unit complex.

SIGNIFICANT EMPLOYEES AND CONSULTANTS

        Other than the directors and executive officers listed above, the Company does not have significant employees or consultants as defined in Item 401(c) of Regulation S-K.

DIRECTOR COMPENSATION

        Except for reimbursement of expenses, payment of health insurance and applicable taxes for the insurance payments, directors of the Company generally do not receive material compensation for services rendered as a director. The Company does not compensate its directors for committee participation or for performing special assignments for the Board of Directors.

                                     ITEM 6

                             EXECUTIVE COMPENSATION

        The following table sets forth information with regard to all compensation paid to C. Richard Kearns, the Company's Chief Executive Officer, for services rendered the Company during the fiscal year ended December 31, 1998. No compensation was made to the executive officers by the Company during the fiscal years ending March 31, 1998 and March 31, 1997, nor did any of the executive officers receive total annual salary, bonus and other compensation in excess of $100,000 during any of the last three fiscal years.

------------------------------------------------------------------------------------------------
                                  SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------
                                             ANNUAL COMPENSATION      LONG-TERM COMPENSATION
                                           ------------------------ ----------------------------
                                                                                   SECURITIES
                                                                                   UNDERLYING
        NAME AND            FISCAL YEAR                                STOCK        OPTIONS/
   PRINCIPAL POSITION          ENDING        SALARY       OTHER        AWARDS       WARRANTS
-------------------------- --------------- ------------ ----------- ------------- --------------
C. Richard Kearns(1)       Dec. 31, 1998     $0.00       $1814.17       -(2)
Chief Executive Officer
------------------------------------------------------------------------------------------------

(1) Mr. Kearns became the Company's Chief Executive Officer as of October 1, 1998. The amount paid to Mr. Kearns is for the payment of health insurance and applicable payroll taxes.

(2) There were no shares or options awarded as compensation to the Named Officers during the last three fiscal years.

OPTION GRANTS

        No stock options were granted to any officer of the Company during the last three fiscal years.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

        There are no outstanding options, warrants, or stock appreciation rights as of the end of the last three fiscal years.

                                     ITEM 7

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company has previously entered into certain transactions with various parties, which had, at the time of the transaction, material direct or indirect relationships with the Company, its officers, directors, or principal shareholders, their respective affiliates, or other persons associated with the foregoing, as set forth below.

SALE OF COUNTRY MAID FARMS, INC.

        Between 1994 and 1997, the Company, through its wholly-owned subsidiary Country Maid Farms, was engaged in the production of poultry eggs for the domestic wholesale egg market, and for the manufacture of mayonnaise and other egg products. The Company had acquired Country Maid Farms effective July 1, 1992 from John C. Moneymaker, C. Richard Kearns and a third party in a Stock Purchase Agreement. Pursuant to the agreement, the Company issued 280,360 (giving effect to the 100:1 reverse stock split effective October 9, 1998) shares and contingent options which were never triggered to the individual shareholders of Country Maid Farms.

        Country Maid Farms suffered losses for fiscal years 1996, 1997 and 1998. Although Country Maid Farms suffered losses prior to 1996, the Company's wholesale egg business began to fail mainly due to the damage to one farm in Puxico, Missouri from an ice storm and a subsequent snow storm which forced the farm to cease operation. Country Maid Farms had two other operating farms in Redfield, South Dakota, of which, one was a "layer farm" and the other was a "pullet farm." In 1997, Country Maid Farms was the target of a claim by Dakota Best, Inc., a South Dakota corporation, which claimed that it suffered damages on the "pullet farm." Although the officers of Country Maid Farms did not agree with the claim, they determined that the costs and potential risks of the lawsuit would far exceed the value of the farm. The officers granted the deeded the "pullet farm" to Dakota Best, Inc. to avoid the unnecessary fees and costs of a lawsuit.

        During the 1996 fiscal year, Country Maid Farms began marketing its eggs to a breaker plant operated by another wholly-owned subsidiary of the Company, Country Maid Egg Products, Inc., a Nevada corporation. The eggs were broken and processed into basic ingredients to be sold to food production companies to produce mayonnaise and other products that used eggs. This business generated a substantial amount for revenue for the Company. However, on December 27, 1996, the owner of the plant operated by Country Maid Egg Products, Inc. was forced into a bankruptcy sale. The Company attempted to purchase the plant to continue its egg processing business, which was, at that time, the main source of revenue for Country Maid Farms. The Bankruptcy Court ruled in favor of another purchaser and thereafter Country Maid Egg Products, Inc. was forced to cease its egg processing business which resulted in Country Maid Farms losing its last source of revenue.

        As of July 31, 1998, Country Maid Farms had outstanding liabilities in the estimated amount of $257,720. The assets of Country Maid Farms on October 6, 1998 consisted of the "layer farm" in Redfield, South Dakota, valued in September 1998 at approximately $10,000, with a mortgage of approximately $13,928.87, and the damaged farm and real estate in Puxico, Missouri which was estimated to be worth approximately $60,000.

        On October 6, 1998, the Company entered into a Stock Purchase Agreement with its Chief Executive Officer and Director, C. Richard Kearns, and Director, John C. Moneymaker, wherein Mr. Kearns and Mr. Moneymaker purchased all of the issued and outstanding stock of Country Maid Farms. The consideration for the sale was an agreement by Mr. Kearns and Mr. Moneymaker to assume the liabilities of Country Maid Farms and to indemnify the Company from any debts of Country Maid Farms that were guaranteed by the Company, other than any liability for violations of environmental law.

ACQUISITION OF TERRITORIAL INNS MANAGEMENT, INC.

        In September 1998, after its decision to cease the egg business and sell Country Maid Farms, the Board of Directors and the officers of the corporation developed a strategic plan for improving its results of operations by a change in the Company's focus to the hospitality industry. During the second quarter of 1998, the Company entered into a Stock Purchase Agreement effective October 12, 1998 ("Stock Purchase Agreement") for the acquisition of Territorial Inns Management, Inc., a Nevada corporation ("TIM") with the shareholders of TIM.

        The Directors of the Company determined that the acquisition of TIM provided the means for the Company to obtain significant assets. The assets of TIM consisted of eleven motel management agreements. These management agreements were purchased by TIM in a transaction effective September 28, 1998 from an Oregon corporation of which the Company's Chief Executive Officer, C. Richard Kearns, was a principal shareholder.

        In exchange for the shares of TIM, the Company issued a total of 6,250,000 shares of its common stock to the shareholders of TIM, some of whom are directors and executive officers of the Company, and other related parties, including C. Richard Kearns (3,600,000 shares), John C. Moneymaker (200,000 shares), Terrence J. Trapp (500,000 shares), Ellis J. Stutzman (200,000 shares), Mark D. Owen (200,000 shares), Northwestern Capital, LLC, a limited liability company solely owned by Mr. Kearns (100,000 shares), Thomas J. Krueger (50,000 shares), and Cascade Pacific Equity Corp., of which Mr. Krueger is the sole shareholder (850,000 shares).

        The Company's Chief Executive Officer and Chairman of the Board, Mr. Kearns, was a principal shareholder of TIM. Mr. Kearns owned approximately 57.6% of TIM. As of September 30, 1998, before the acquisition of TIM, Mr. Kearns beneficially owned a total of 104,600 shares of the 485,217 shares of the total issued and outstanding common stock of the Company, which constituted approximately 21.56%. These figures have been adjusted to give effect to the 100:1 reverse stock split effective October 9, 1998. See "Item 11. Description of Registrant's Securities to Be Registered--Common Stock, Reverse Stock Split." After the acquisition, Mr. Kearns beneficially owned 3,811,460 shares of the 6,850,825 shares of the issued and outstanding common stock of the Company, which constituted approximately 55.64%, as of January 1, 1999. The transaction substantially increased Mr. Kearns' percentage of ownership and control of the Company. Based on the gross revenue of the management agreements of TIM, the substantial losses and debts of the Company, and the benefits of the acquisition including providing a means to enter into the lodging industry, the Board of Directors determined that the transaction was fair and unanimously adopted and ratified the Stock Purchase Agreement on September 28, 1998. The Board of Directors did not obtain a fairness opinion. The shareholders of the Company ratified the transaction at a duly noticed meeting of shareholders on April 30, 1999.

STOCK REDEMPTION AGREEMENT

        As of April 30, 1999, Mr. Kearns, Chief Executive Officer and Chairman of the Board of the Company, beneficially owned approximately 4,192,751 shares of common stock of the Company which constituted 52.83% of the Company.

        With the approval of the Board of Directors and the shareholders, the Company entered into a Stock Redemption Agreement with Mr. Kearns, effective May 1, 1999. The Company agreed to conduct an offering of up to 2,500,000 shares of its common stock to certain creditors of Mr. Kearns. The consideration to the Company for the shares sold under this offering will be a redemption of common stock owned by Mr. Kearns equal to the number of shares sold. The Company will not receive any cash consideration. The Stock Redemption Agreement provides additional consideration to the Company, in exchange for the Company's agreement to pay the costs of the offering, in the form of the redemption of an additional 10,000 shares of common stock from Mr. Kearns. The Company is expecting to sell approximately 2,500,000 shares which will reduce the number of shares beneficially held by Mr. Kearns to 1,692,751 constituting approximately 21.33% of the issued and outstanding shares of the Company's common stock.

CERTAIN MANAGEMENT AGREEMENTS

        Officers and directors of the Company have ownership interest in certain properties managed by the Company. The Chief Executive Officer and Chairman of the Board, C. Richard Kearns, is a partner in the ownership of certain motels managed by the Company, including Best Western I-35 Inn, Bethany Missouri, and Willow Springs, Cheney, Washington. Mr. Kearns is also a partner in Lodging Hospitality Associates, an Oregon partnership, ("LHA") which claims title ownership of Colonial Motor Inn, Yakima, Washington and Nendels Inn, Kennewick, Washington. LHA is the tenant of Select Inn, Tulia, Texas, also managed by the Company.

        Mr. Kearns is also a partner of Territorial Inns, an Oregon partnership, which is the managing member of Lodging Hospitality Associates LLC ("LHA LLC"). LHA LLC is a tenant of the Select Inn, Borger, Texas which is co-owned by John
C. Moneymaker, a director of the Company.

        The President of the Company, Ellis J. Stutzman, is a partner in the ownership of Best Western I-35 Inn.

CERTAIN MOTEL PROPERTY ACQUISITIONS

        The Company may retain Southeast International Hotel Brokers Company ("Southeast"), a motel brokerage company, to assist the Company in the search and negotiation of potential motel properties for acquisition purposes. Director John C. Moneymaker is an agent of Southeast and may receive a portion of the commission paid to Southeast as compensation for his services as a real estate agent. There is no written agreement between Southeast and the Company. The amount of the commission earned by Southeast may range from two to ten percent (2% - 10%) of the amount of the purchase option price of the motel to be paid at the closing of the transaction. Mr. Moneymaker may receive an amount which equals twenty to fifty percent (20% - 50%) of the total commission paid to Southeast. Mr. Moneymaker is neither an owner nor a director of Southeast. Mr. Moneymaker has agreed to inform any motel owner who may enter into negotiation with the Company of his directorship with the Company. As of April 30, 1999, Mr. Moneymaker has not yet earned any commission from the Company's motel acquisition activities.

SHAREHOLDER LOANS

        C. Richard Kearns and John C. Moneymaker have been personally advancing money to the Company, since prior to 1995, to continue its operation despite the losses suffered by its operating subsidiary Country Maid Farms. As of March 31, 1999, the total amount due to Mr. Kearns and Mr. Moneymaker was $1,032,695. The Company currently has no set arrangement with these principal shareholders as to a repayment date and will make payments toward the loans as authorized by the Board of Directors. One payment of One Hundred and Twenty Thousand Dollars ($120,000) was made toward the balance of the loan in March 1999 to Mr. Kearns.

PRINCIPAL OFFICE LEASE

        The Company entered into a lease agreement with its Chief Executive Officer, C. Richard Kearns, and his spouse, effective October 1, 1998, for the lease of approximately 5,020 square feet for its executive offices in Lebanon, Oregon. The lease provides that the monthly rent payment is $4,000 per month for a term of five years, renewable for three additional terms.

        The Company may be subject to various conflicts of interest arising out of the relationship of the Company, its Board of Directors, affiliates and the common shareholders. If conflicts do arise, they will not be resolved through arms length negotiations but through the exercise of management's judgment consistent with its fiduciary responsibility to the shareholders and the Company's objectives and policies. The directors will minimize and resolve conflicts by putting their fiduciary responsibility to the shareholders ahead of personal interests. Certain directors of the Company will only devote so much of their time to the business of the Company as in their judgment is reasonably required and must decide how to allocate their time and services among the Company and other entities with which they are involved.

        The Company intends that all future transactions, including loans, between the Company and its officers, directors, principal shareholders and their affiliates will be approved by a disinterested majority of the Board of Directors, agreed on terms no less favorable to the Company than could be obtained from unaffiliated third parties and, to the extent advisable by the Board of Directors, recommended to shareholders for ratification.

                                     ITEM 8

                                LEGAL PROCEEDINGS

        To the best of the Company's knowledge, there are no material legal actions pending against the Company.

                                     ITEM 9

                      MARKET PRICE OF AND DIVIDENDS ON THE
           REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        The Company's common stock trades on the OTC Bulletin Board under the symbol "CMFI." The following table sets forth the range of high and low bid prices for the Company's common stock on a quarterly basis for the two most recent fiscal years and the three months ended March 31, 1999, as reported by the OTC Bulletin Board Research Service (which reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions), unless otherwise stated. The foregoing and following information should not be taken as an indication of the existence of an established public trading market for the Company's common stock.

                     QUARTERLY COMMON STOCK PRICE RANGES(1)

                                                                       High              Low
Period: Fiscal Year ending March 31, 1998
-----------------------------------------
First Quarter ending     June 30, 1997                                       10.00            6.00
Second Quarter ending    September 30, 1997                                   7.50            3.00
Third Quarter ending     December 31, 1997                                    4.25            1.50
Fourth Quarter ending    March 31, 1998                                       6.75            2.25

Period: Fiscal Year ending December 31, 1998
--------------------------------------------
Second Quarter ending    June 30, 1998                                        3.00            2.50
Third Quarter ending     September 30, 1998                                   7.00            2.25
Fourth Quarter ending    December 31, 1998                             4.3125/7.00(2)     2.00/1.50(2)

Period:  Fiscal Year ending December 31, 1999
First Quarter ending     March 31, 1999                                      4.625           1.625

(1) On October 9, 1998, the Company effectuated a reverse stock split in the ratio of 100:1 for all of the outstanding and issued common stock. The information provided in this table gives effect to the reverse stock split.

(2) The Company disagrees with the bids provided by the OTC Bulletin Board Research Service for the fourth quarter of 1998. As recorded by the Company, the bid was 7.00 and the low bid was 1.50.

     The approximate number of record holders of the Company's common stock as of April 30, 1999 was 205 shareholders inclusive of those brokerage firms and/or clearing houses holding the Company's common shares for their clientele (with each such brokerage house and/or clearing house being considered as one holder). The aggregate number of shares of common stock outstanding as of April 30, 1999 was 7,936,928 shares.

DIVIDENDS POLICY

        The Board of Directors does not contemplate or anticipate paying any cash dividends upon its common stock in the foreseeable future based on the Company's present financial status and its contemplated financial requirements.

        The Company declared a stock dividend effective April 7, 1999 awarding one share of common stock for every one hundred shares of common stock to all of its shareholders of record as of April 7, 1999.

SHARES ELIGIBLE FOR FUTURE SALE

        In general, Rule 144 under the Securities Act of 1933, as amended ("Rule 144") provides that securities may be sold without registration if there is current public information available regarding the Company and the securities have been held at least one year. Rule 144 also includes restrictions on the amount of securities sold and the manner of sale, and requires notice to be filed with the SEC. Under Rule 144, a minimum of one year must elapse between the later of the date of the acquisition of the securities from the issuer or from an affiliate of the issuer, and any resale under the Rule. If a one-year period has elapsed since the date the securities were acquired, the amount of restricted securities that may be sold for the account of any person within any three-month period, including a person who is an affiliate of the issuer, may not exceed the greater of one percent (1%) of the then outstanding shares of common stock of the issuer or the average weekly trading volume in the over-the-counter ("OTC") market during the four calendar weeks preceding the date on which notice of sale is filed with the SEC. If a two-year period has elapsed since the date the securities were acquired from the issuer or from an affiliate of the issuer, a seller who is not an affiliate of the issuer at any time during the three months preceding a sale is entitled to sell the shares without regard to volume limitations, manner of sale provisions or notice requirements.

        SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET

        As of April 30, 1999, a substantial majority of the 7,936,928 outstanding shares of common stock held by existing shareholders were issued and sold by the Company in private transactions in reliance on exemptions from the registration provisions of the Securities Act of 1933, as amended, and are restricted securities within the meaning of Rule 144. Of the outstanding shares, including shares held by affiliates, 48,521,682 were issued on or before April 30, 1998, and may be currently eligible for resale in the open market, if any, in compliance with Rule 144. The sale in the public market of these shares of restricted common stock under Rule 144 may depress prevailing market prices of the common stock.

        OUTSTANDING OPTIONS AND WARRANTS

        As of April 30, 1999, there were no outstanding stock options or warrants for the Company's securities.

        NO ASSURANCE OF ESTABLISHED PUBLIC TRADING MARKET

        Although the common stock of the Company trades on the OTC Bulletin Board, there can be no assurance that a regular trading market for the securities will be sustained. The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than The Nasdaq Stock Market. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Furthermore, the NASD has proposed certain regulation changes that affect the OTC Bulletin Board, which, if and when implemented, will affect both issuers and market makers. The effect on the OTC Bulletin Board cannot be determined at this time. In the event the Company's securities are not included on the OTC Bulletin Board and do not qualify for Nasdaq, quotes for the securities may be included in the "pink sheets" for the over-the-counter market.

        NEW OTC BULLETIN BOARD ELIGIBILITY STANDARDS

        In 1998, the NASD amended Rule 6530, relating to the eligibility standards of OTC Bulletin Board companies, to require that a member's eligibility for quotation in its service include the registration of its securities pursuant to Section 12 of the Securities Exchange Act of 1934 ("Exchange Act") and thereafter compliance with the reporting requirements of the Exchange Act.

        The NASD has provided the currently eligible companies who are not yet registered pursuant to Section 12 of the Exchange Act a phase-in period to file the necessary information with the SEC. The phase-in schedule is determined in alphabetical order by the name of the company. Unless otherwise permitted by the NASD, the Company is required to be properly registered under the Exchange Act and the information declared effective by the SEC by October 1999. There is no assurance that the Company will be declared effectively registered under the Exchange Act within the time frame allowed. The Company thereafter will be required to be current in the filing of periodic reports pursuant to Section 15(d) of the Exchange Act. There is also no assurance that the Company will not be delisted by the NASD from the OTC Bulletin Board for failure to timely file the proper periodic report. The Company's failure to be effectively registered or timely file the proper periodic report may negatively affect the ability of the Company's shareholders to trade stock on the OTC Bulletin Board and the value of the Company's stock.

        PRICE VOLATILITY

        The market price of the common stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that often have been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the common stock of the Company.

        "PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF SECURITIES.

        The Securities and Exchange Commission (the "SEC") has adopted regulations which generally define "penny stock" to be any equity security that is not traded on a national securities exchange or Nasdaq and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If the Company's securities are trading at less than $5.00 per share on the OTC Bulletin Board, the Company's securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. Accredited investors generally have assets in excess of $1,000,000 or an individual annual income exceeding $200,000 or, together with the investor's spouse, a joint income of $300,000. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market and the risks associated therewith. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative and current quotations for the securities. If the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of shareholders of the Company to sell their securities in the secondary market.

                                     ITEM 10

                     RECENT SALES OF UNREGISTERED SECURITIES

        The following unregistered securities of the Company have been issued in the period from May 30, 1996 through May 30, 1999:

          (a)                      (b)                    (c)                   (d)
  Date, Amount, Title    Purchasers/Target Class     Consideration           Exemption
  -------------------    -----------------------   -----------------     -----------------
     June 15, 1996          One non-affiliate         Shareholder         Section 4(2) of
    500,000 Common               person            relation services     Securities Act of
                                                                               1933

   September 3, 1996        Two non-affiliate         $3,000,000          Section 4(2) of
  1,500,000 Common(1)          corporation                               Securities Act of
                                                                               1933

   October 25, 1996         One non-affiliate       Legal services        Section 4(2) of
     40,000 Common                                                       Securities Act of
                                                                               1933

   December 18, 1998         Shareholders of        Stock-for-stock       Section 4(2) of
   6,250,000 Common         Territorial Inns           exchange          Securities Act of
                           Management, Inc.(2)      (Acquisition of            1933
                                                         TIM)                   and
                                                                             Rule 506

   February 19, 1999         One accredited             $60,000              Rule 506
     40,000 Common        non-affiliate person     ($1.50 per share)

   February 4, 1999         One non-affiliate         Shareholder         Section 4(2) of
     75,000 Common             corporation        relations services     Securities Act of
                                                                               1933

    March 22, 1999           One accredited             $50,000              Rule 506
     40,000 Common        non-affiliate person     ($1.25 per share)

     April 5, 1999          One non-affiliate        Retainer for         Section 4(2) of
    150,000 Common               person               shareholder        Securities Act of
                                                  relations services           1933


    March 22, 1999           One accredited             $50,000              Rule 506
     40,000 Common        non-affiliate person     ($1.25 per share)

    March 23, 1999           One accredited            $120,000              Rule 506
     60,000 Common        non-affiliate person     ($2.00 per share)

(1) The Company issued 1,500,000 shares of common stock in the name of two third-party corporations in advance pending the closing of a corporate acquisition which later terminated without performance. The Company requested the transfer agent to cancel the certificates. The third party had notified the transfer agent by telephone to dispute the cancellation. The Company has not received any complaint or otherwise been contacted by these parties.

(2) Pursuant to the Stock Purchase Agreement whereby the Company acquired all of the outstanding and issued common stock of Territorial Inns Management, Inc., a Nevada corporation ("TIM"), effective October 12, 1998, the Company issued an aggregate of 6,250,000 shares of common stock to the shareholders of TIM. See "Item 7. Certain Relationships and Related Transactions--Acquisition of Territorial Inns Management, Inc." There were seventeen shareholders of TIM, including C. Richard Kearns, John C. Moneymaker, Terrence J. Trapp, Ellis Stutzman, Mark D. Owen, Candy Johnson, all of whom are directors and/or employees of the Company. The remaining shareholders of TIM were not affiliated with the Company.

                                     ITEM 11

             DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

COMMON STOCK

        The Company's Articles of Incorporation authorize the issuance of up to four hundred and ninety million (490,000,000) shares of common stock, no par value. Each share has the same rights, privileges and preferences. Holders of the shares of common stock have no preemptive rights to acquire additional shares or other subscription rights. The shares of common stock are not subject to redemption provisions or future calls by the Company. All outstanding shares of common stock are fully paid and nonassessable.

        The holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. They are not entitled to cumulate their votes for the purpose of electing directors of the Company. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of legally available funds.

        In the event of liquidation, dissolution, or winding-up of the Company, either voluntarily or involuntarily, the holders of the outstanding shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their common stock into any other securities.

        As of April 30, 1999 there were 7,936,928 shares of common stock outstanding which were held of record by 205 shareholders. There were no outstanding stock options or warrants of common stock.

        REVERSE STOCK SPLIT

        On October 9, 1998, the Company effectuated a reverse stock split in the ratio of 100:1 for all of the outstanding and issued common stock. Prior to the reverse stock split, there were 48,521,682 total shares outstanding. Immediately subsequent to the reverse stock split, there were 485,285 total shares outstanding. The total number of shares authorized by the Company was not changed.

        STOCK DIVIDEND

        The Company declared a stock dividend March 16, 1999, effectuated April 7, 1999, to all shareholders of record as of 5:00 p.m. Pacific Standard Time on the same day, wherein each holder of at least ten shares of common stock of the Company was awarded one share of common stock for every ten owned. Prior to the issuance of shares based on the stock dividend, there were 7,215,285 shares of common stock outstanding and issued. Subsequent to the distribution of the stock dividend, there were

7,936,928 shares outstanding. The total number of shares authorized by the Company was not changed.

PREFERRED STOCK

        Pursuant to the Articles of Incorporation, as amended, the Company has authorized 10,000,000 shares of preferred stock, no par value. As of April 30, 1999, there was no preferred stock issued and outstanding. The Company's Board of Directors has the authority to determine the price, rights, preferences, privileges and restrictions thereof, including voting rights, without any further vote or action by the Company's shareholders. The voting and other rights of the holders of common stock could be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company.

        The Board of Directors has designated three classes of preferred stock:
Class A, Series I; Class B, Series I; and Class C, Series I. The Company plans to authorize and issue preferred stock to motel owners from whom the Company will acquire leases with options to purchase as consideration for the purchase options. The number of preferred shares issued will be dependent upon the value of the motel property. The Company anticipates granting preferred stock, which would be convertible into common stock of the Company, in a value equal to twenty percent (20%) of the total value of the motel on the commencement date of the subject lease. Certain motel owners may receive cash or stock dividends depending on the class of preferred stock issued by the Company.

        To the extent permitted by law, the Company will pay a cash dividend to the holders of Class A, Series I preferred stock, which will be payable monthly beginning thirty (30) days after the date of issuance at a rate of eight percent (8%) per annum, based on the previously determined Subscription Price. The holders of Class B, Series I preferred stock will receive a stock dividend, issued quarterly, in an amount equal to eight percent (8%) per annum of the Subscription Price based on the price of the common stock. Holders of Class C, Series I preferred stock do not have rights to any dividends. The terms, rights and preferences common to the three different classes of preferred stock are summarized as follows:

        CONVERSION

        The preferred stock is convertible at the option of the holder, but not earlier than twelve (12) months after the Subscription Date unless previously redeemed by the Company, into the nearest whole number of common stock ("Conversion Shares") the Subscription Price would be able to purchase at the Company's average common stock price ("Average Stock Price") for the sixty (60) trading days last preceding the date of conversion. The Average Stock Price is equivalent to the mean between the closing bid and asked quotations for the Company's common stock in the over-the-counter market as quoted on the National Association of Securities Dealers Automated Quotation system ("Nasdaq"), or any other reliable quotation system if the common stock is not listed on Nasdaq.

        Unless the Company, at its election, acts to obtain effectiveness of a registration statement under the Securities Act covering the Conversion Shares, the preferred stock shall be converted into restricted common stock as the term "restricted" is defined in Rule 144 under the Securities Act. The Company has no obligation to register the Conversion Shares.

        REDEMPTION

        The preferred stock is redeemable at any time at the option of the Company, in whole or in part, upon payment by the Company, in its sole discretion, of the redemption price consisting of the Average Stock Price of the Conversion Shares plus an amount equal to all declared and accrued dividends.

        LIQUIDATION

        If there is a liquidation of the Company, a holder of the preferred stock is entitled to a pro rata liquidation preference in an amount equal to the Subscription Price plus any accrued dividends to the date of distribution, before any distribution or payment to the holders of common stock or any other security ranking junior to the class.

        VOTING

        The preferred stock is entitled to one vote per share together as one class with common shareholders on all matters upon which common shareholders are entitled to vote.

REGISTRATION RIGHTS

        The Company has a Letter of Intent to acquire the operations of ten motel properties located in Minnesota, North Dakota, South Dakota and Wisconsin from an unrelated third party. The lease will be a triple net lease where the Company will pay for all expenses and costs of operations and pay a fixed annual lease payment of $1,750,000, payable in equal monthly installments. The Company may also elect to exercise its option to purchase the property upon the payment of $18,000,000 to the motel owner. The consideration for the option will be the issuance of $3,500,000 of preferred stock with a cash dividend rate of eight percent (8%) paid monthly and registration rights to sell $500,000 of the convertible preferred stock at the Company's initial public offering.

TRANSFER AGENT

        American Securities Transfer and Trust. Inc. is transfer agent and registrar for the Company's common and preferred stock.

WASHINGTON TAKEOVER ACT

        The Company is subject to the Washington Takeover Act ("WTA") promulgated under 23B.19.010, et seq. of the Revised Code of Washington ("RCW") which provides that any "significant business transactions," which includes a merger, a share exchange consolidation, the sale or encumbrance of assets, and other enumerated transactions, are forbidden for a five-year-period, unless approved by a majority of the board of directors prior to the share acquisition if certain "acquiring persons(1)" obtain ten percent (10%) or more of the stock of a "target corporation(2)."

        The WTA requires that an acquiring person negotiate with the target corporation's board of directors prior to acquisition to avoid the statutory prohibitions. The board of directors, in making its decision, must exercise its responsibilities and duties of loyalty and of care and cannot use the WTA as a blanket veto over the acquiring person's proposal. If the acquiring person does not obtain the approval of the board of directors prior to its acquisition of the shares, a significant business transaction may proceed, following the five-year moratorium, if the significant business transaction complies with the "fair price" provisions of RCW 23B.19.040(2) or if it is approved at a shareholders' meeting held at least five years after the acquiring person purchased its shares. Any transaction that violates the WTA is void.

(1) "Acquiring person" means a person or group of persons who beneficially owns ten percent or more of the outstanding voting shares of the target corporation. The term "acquiring person" does not include a person who acquires its shares by gift, inheritance, or in a transaction in which no consideration is exchanged; exceeds the ten percent threshold as a result of action taken solely by the target corporation, such as redemption of shares, unless that person, by its own action, acquires additional shares of the target corporation; beneficially was the owner of ten percent or more of the outstanding voting shares prior to the time the target corporation had a class of voting shares registered with the securities and exchange commission pursuant to section 12 or 15 of the exchange act; or beneficially was the owner of ten percent or more of the outstanding voting shares prior to the time the target corporation amended its articles of incorporation to provide that the corporation shall be subject to the WTA.

(2) "Target corporation" means: Every domestic corporation, if the corporation has a class of voting shares registered with the securities and exchange commission pursuant to section 12 or 15 of the exchange act; or the corporation's articles of incorporation have been amended to provide that such a corporation shall be subject to the provisions of this chapter, if the corporation did not have a class of voting shares registered with the securities and exchange commission pursuant to section 12 or 15 of the exchange act on the effective date of that amendment.

                                     ITEM 12

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company's Articles of Incorporation currently provide for the limitation of liability of directors to the Company and its shareholders to the fullest extent permitted by the Washington Business Corporation Act ("WBCA"). The Company may also indemnify its officers and directors to the fullest extent permitted by law from any action or proceeding whether criminal, civil, administrative or investigative by reason of the service of such officer or director to the Company.

        Section 23B.08.300(4) of the WBCA provides that a director is not liable for any action taken as a director, or any failure to take any action, if the director performed the duties of the director's office in the following manner: in good faith; with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and in a manner the director reasonably believes to be in the best interests of the corporation. The directors are entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if the same is prepared by any of the following: an officer of the Company whom the director reasonably believes to be reliable and competent in the matters presented; legal counsel, public accountants, or other persons as to matters the director reasonably believes are within the person's professional or expert competence; or a committee of the board of directors of which the director is not a member if the director reasonably believes the committee merits confidence. An exception is provided by the WBCA that the director is not acting in good faith if the director has knowledge concerning the matter in question that makes reliance otherwise permitted unwarranted.

        Directors and officers are protected under the "business judgment rule," which generally shields business decisions made by directors and officers from hindsight judgment by the courts as long as the decisions were made in good faith and without a corrupt motive.

        The WBCA applies to any negligent conduct of the directors. A corporation is not permitted to limit the liability of a director for acts or omissions that involve intentional misconduct, a knowing violation of law, conduct regarding liability for unlawful distributions, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

        As of April 30, 1999, there was no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

                                     ITEM 13

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                           FINANCIAL STATEMENTS INDEX

                                                                         Page No.
                                                                         --------
FISCAL YEARS ENDING DECEMBER 31, 1998 AND MARCH 31, 1998

        Report of Independent Certified Public Accountants                  42

        Financial Statements (Audited)                                      43

               Consolidated Balance Sheets                                  43

               Consolidated Statements of Income                            44

               Consolidated Statements of Cash Flows                        45

               Consolidated Statement of Stockholders' Equity               46

               Notes to Consolidated Financial Statements                   47

FIRST QUARTER ENDING MARCH 31, 1999

        Report of Independent Certified Public Accountants                  54

        Financial Statements (Unaudited)                                    55

               Consolidated Balance Sheets                                  55

               Consolidated Statements of Income                            56

               Consolidated Statements of Cash Flows                        57

               Consolidated Statement of Stockholders' Equity               58

               Notes to Consolidated Financial Statements                   59

                         COUNTRY MAID FINANCIAL, INC. AND SUBSIDIARY
                              CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 1998 AND DECEMBER 31, 1998

                   COUNTRY MAID FINANCIAL, INC. AND SUBSIDIARY

                              FINANCIAL STATEMENTS

                      MARCH 31, 1998 AND DECEMBER 31, 1998


                                TABLE OF CONTENTS


                                                             Page
                                                             ----
Accountant's Report............................................1

Balance Sheet..................................................2

Statement of Net Income(Loss)..................................3

Statement of Retained Earnings(Deficit)........................4

Statement of Cash Flows........................................5

Notes to Financial Statements..................................6

INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------

Board of Directors
COUNTRY MAID FINANCIAL, INC.
Lebanon, Oregon


We have audited the balance sheet of COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY as of March 31, 1998 and December 31,1998, and the related statements of net income, retained earnings, and cash flows for the year ended March 31, 1998 and the nine months ended December 31, 1998. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY as of March 31, 1998 and December 31, 1998, and the results of its operations and its cash flows for the periods then ended, are in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




THOMAS J. HARRIS CPA
April 29, 1999
Seattle, Washington

                   COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                      MARCH 31, 1998 AND DECEMBER 31, 1998

                                     ASSETS

                                                                                December 31,                  March 31,
                                                                                   1998                         1998
                                                                                ------------                  ----------
ASSETS
   Current Assets
      Cash in Bank                                                                        0                            0
      Receivables From and Advances to Properties                                    68,180                            0
      Prepaid Expenses                                                                    0                            0
                                                                                 ----------                   ----------
         Total Current Assets                                                        68,180                            0
                                                                                 ----------                   ----------

   Fixed Assets: Net                                                                      0                            0
                                                                                 ----------                   ----------

   Other Assets
      Goodwill                                                                       60,000
                                                                                 ----------                   ----------
         Total Other Assets                                                          60,000                            0
                                                                                 ----------                   ----------

            TOTAL ASSETS                                                            128,180                            0
                                                                                 ==========                   ==========

LIABILITIES
   Current Liabilities
      Bank overdraft                                                                 22,032                            0
      Accounts Payable                                                               15,521                            0
      Accrued Payroll & Payroll Taxes                                                79,091                            0
                                                                                 ----------                   ----------
         Total Current Liabilities                                                  116,644                            0
                                                                                 ----------                   ----------

   Long Term Debt
         Total Long Term Debt                                                             0                            0
                                                                                 ----------                   ----------

   Other Liabilities
      Due to Stockholders                                                         1,173,695                    1,173,695
      Excess Liabilities From Discontinued Operations                                     0                      568,957
                                                                                 ----------                   ----------
         Total Other Liabilities                                                  1,173,695                    1,742,652
                                                                                 ----------                   ----------

            TOTAL LIABILITIES                                                     1,290,339                    1,742,652
                                                                                 ----------                   ----------

STOCKHOLDER'S EQUITY
      Common Stock 490,000,000 shares authorized, no par value,
          6,775,285 and 485,217 issued and outstanding December
          and March 1998 respectively                                             2,739,639                    2,679,639
      Retained Earnings (deficit)                                                (3,901,798)                  (4,422,291)
            TOTAL STOCKHOLDERS' EQUITY                                           (1,162,159)                  (1,742,652)
                                                                                 ----------                   ----------

            TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                128,180                            0
                                                                                 ==========                   ==========


    The accompanying notes are an Integral part of these financial statements

                   COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY
                   CONSOLIDATED STATEMENT OF NET INCOME(LOSS)
           FOR THE PERIODS ENDED MARCH 31, 1998 AND DECEMBER 31, 1998

                                           December 31,        March 31,
                                               1998               1998
                                           ------------       -----------
REVENUES
    Management Fees                          $ 37,515         $         0
                                             --------         -----------


EXPENSES:

    Payroll & Payroll Taxes                  $ 47,909
    Insurance                                $  5,593
    Interest                                 $  2,015
    Miscellaneous                            $    285
    Professional Fees                        $  3,626
    Rent                                     $ 12,000
    Repairs                                  $     66
    Supplies                                 $  5,068
    Telephone                                $  4,665
    Travel                                   $  3,524
    Utilities                                $  1,228
                                             --------         -----------

       Total Expenses                        $ 85,979         $         0
                                             --------         -----------

NET INCOME (LOSS) FROM OPERATIONS            $(48,464)        $         0

Loss From Discontinued Operations            $      0         $(1,960,324)
                                             --------         -----------

NET INCOME (LOSS)                            $(48,464)        $(1,960,324)
                                             ========         ===========


Primary earnings(loss) per share from
operations                                   $(0.0188)        $    0.0000
                                             ========         ===========

Primary earnings(loss) per share             $(0.0188)        $   (0.7606)
                                             ========         ===========



    The accompanying notes are an Integral part of these financial statements

                   COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           FOR THE PERIODS ENDED MARCH 31, 1998 AND DECEMBER 31, 1998

                                          December 31,       March 31,
                                              1998             1998
                                          ------------       --------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income (Loss) From Operations        $(48,464)        $      0

Increase (Decrease)
Due From Properties                          (68,180)
Accounts Payable                              15,521
Accrued Payroll & Payroll Taxes               19,091
                                            --------

    Net cash Flow From Operations           $(82,032)

CASH FLOWS FROM INVESTING ACTIVITIES
                                                   0
                                            --------

CASH FLOWS FROM FINANCING ACTIVITIES               0
                                            --------
   Issuance of Common Stock                   60,000
                                            --------

    Net ash Flows                           $(22,032)

Cash Balance Beginning                             0
                                            --------

Cash Balance Ending                         $(22,032)
                                            ========

All transactions of the discontinued operations have been excluded from this statement.


    The accompanying notes are an Integral part of these financial statements

                   COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                PERIODS ENDED MARCH 31, 1998 AND DECEMBER 31,1998

                                                                          Total
                                          Number         Common          Retained       Stockholder
                                        of Shares*        Stock          Earnings         Equity
                                        ----------      ----------      ----------      ------------
Balance, March 31, 1997                    485,285       2,679,639      (2,461,967)         217,672

Net loss                                                                (1,960,324)      (1,960,324)
                                        ----------      ----------      ----------       ----------

Balance, March 31, 1998                    485,285       2,679,639      (4,422,291)      (1,742,652)

Shares issued in acquisition of TIM      6,250,000               0                                0

Shares issued for cash                      40,000          60,000                           60,000

Net loss                                                                   (48,464)         (48,464)

Excess Liabilities of
 Discontinued Operations                                                   568,957          568,957
                                        ----------      ----------      ----------       ----------

Balance, December 31, 1998               6,775,285       2,739,639      (3,901,798)      (1,162,159)
                                        ==========      ==========      ==========       ==========


*=After 1 for 100 reverse split


    The accompanying notes are an Integral part of these financial statements

1.      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF THE COMPANY

Country Maid Financial, Inc. ("Company") was incorporated in April 1984 in the State of Washington under the name Raywheel, Inc. The Company commenced operations in Toledo, Ohio and moved its offices to Portland, Oregon in 1989. The Company's name was changed to American Citadel, Inc. in December 1989. In a transaction effective July 1, 1992 the Company acquired Country Maid Farms, Inc. ("Farms") issuing 28,036,000 shares of its common stock to the shareholders of Country Maid Farms, Inc. to acquire total ownership. The merger was accounted of as a recapitalization of Country Maid Farms, Inc. and a reverse acquisition of American Citadel, Inc. with Country Maid Farms, Inc. as the surviving corporation. Stockholders' equity during 1993 was adjusted to reflect this recapitalization.

In March 1994, American Citadel, Inc. name was changed to Country Maid Foods, Inc. to signify its primary business of food production. Through its wholly owned subsidiary, Country Maid Farms, Inc., the Company was engaged in the production of poultry eggs for the domestic egg market and for the manufacture of mayonnaise and other egg products. Country Maid Farms, Inc. contracts with farms in Nebraska and Missouri.

Prior to the acquisition of Country Maid Farms, the Company had another wholly-owned subsidiary, Security Bar, Inc., a Washington corporation ("Security Bar") through which it conducted its business. Security Bar was sold to an unrelated third party in December 1993.

The Company started a new corporation Country Maid Egg Products, Inc. ("Egg Products"), a Nevada corporation, October 11, 1996. Egg Products is a wholly owned subsidiary used to broker the Farm's eggs and operate a breaker plant under a lease agreement with a third party. Egg Products primarily purchases Farm's eggs.

In September 1998, the Company determined that the chicken egg business it was conducting through its wholly-owned subsidiary Country Maid Farms, Inc., a Nevada corporation was not profitable and did not generate sufficient income for the Company. The Company had been unprofitable for the last several years and had experienced significant losses during its operating history. The Company's cash flows from operations have not been sufficient to fund its operating activities. The Company determined that conventional financing was unavailable to the Company at that time. In addition, management did not believe that an equity or debt offering of its securities would succeed without a positive change of the Company's business or an infusion of value into the Company through a recapitalization. Therefore, management opted to sell the subsidiary to two shareholders for their assumption of the underlying debt.

In September 1998, the name was changed to Country Maid Financial, Inc. upon the Board's decision to enter management and financing in the lodging industry. The Company's principal executive offices are in Lebanon, Oregon.

During the third quarter of 1998, the Company negotiated the terms of the Stock Purchase Agreement dated September 30, 1998 ("Stock Purchase Agreement") for the acquisition of Territorial Inns Management Inc. ("TIM"), a Nevada corporation. The Directors of the Company determined that the acquisition of TIM provided the potential for the Company to obtain significant assets and shareholder equity. The Company acquired all of the issued and outstanding common stock of TIM effective October 12, 1998 when TIM became a wholly owned subsidiary of the Company.

The Company, through its operating subsidiary TIM, is engaged in providing management of motel properties for a fee and by acquiring operating leases with options to purchase. TIM currently is in the process of acquiring several within the next six months. The Company plans to continue to acquire motel operating leases, with management agreements, and purchase options from motel owners throughout the United States and potentially Canada. The Company has identified certain motel properties that can be acquired at a value equivalent to 2.5 to 3.0 times the annual room gross revenue. The owners of these motels have expressed a willingness to accept a purchase option payment of up to twenty percent (20%) of the motel portfolio's current value and annual lease payments in an amount equal to seven and one-fifth percent (7.2%) of the portfolio value. The Company's management believes that these motel properties can be managed in such a manner as to yield thirty-three percent (33%) of the annual gross room revenue as net operating income of the Company.

The Board of Directors has changed the Company's fiscal year to the calendar year January thru December.

DEFERRED INCOME TAXES

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Statement No. 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EARNINGS PER SHARE
--------------------------------------------------------------------------------

Earnings per share have been calculated as if the 1 for 100 reverse split had been made as of the beginning of the fiscal year ended March 31, 1998. The weighted average method for shares outstanding has been used to compute earnings per share.

2.      INVENTORY:

All inventories were sold at March 31, 1998.

3.      TRADE ACCOUNTS RECEIVABLE

As of March 31, 1998 all accounts receivable had been received.

4.      NOTES RECEIVABLE

The Company had notes receivable at March 31, 1998 as follows:

Cletus Miller                  248,500.00
                               ----------
        TOTAL                $ 248,500.00

On January 3, 1996, the Company sold the Puxico, Missouri farm with attached buildings and some equipment to Cletus Miller for a note receivable of $250,000.00. After the first four years, during which time interest would not accrue, the unpaid balance would accrue interest at 10% per annum. Repayment of the note was to be made by the buyer paying $1.00 per hog sold from the premises during the first year and $5.00 per hog sold during the next six years. During fiscal 1998 this note was discounted and sold, the proceeds were used to pay some of the creditors.

5.      SHORT-TERM BORROWING

Farms had a $1.4 million line of credit agreement with Continental Grain Company. Interest of 4.9% was due monthly. Monthly principal repayments were based on the age and number of flocks maintained. Draws were limited based on current flock levels. The agreement required that the Company purchase pre-mix feed solely from Wayne Feeds, a subsidiary of Continental Grain Company. The line of credit was collateralized by real property accounts receivable, inventory, and stockholder guarantees. The outstanding balance on the line was $211,181 at March 31, 1998. Payments on the line were $3,000 per month during 1998. As described in Note 1 the Management decided to dispose of the Company's subsidiary, Country Maid Farms, Inc. The disposition was completed by agreement with two of the Company's shareholders who assumed all of the debt of the subsidiary in return for its assets.

6.      LONG-TERM DEBT

Long-term debt at March 31, 1998 consisted of the following:

                                                        DUE DATE       INTEREST RATE       PAYMENT         BALANCES


Boatmen's Bank Of Southern, MO                           04/25/01             9.75%      $2,000.00/mo.      $ 61,481


Wayne Feeds                                              02/15/98         variable        3,000.00/mo.       211,181

Yale Financial                                              03/99              6.8%         189.33/mo.         2,014
Pallet Jack

Percy & Lelham Gerig                                        02/00               15%         997.50/mo.        19,082
                                                                                                            --------

              Total Long-Term Debt                                                                          $293,758
              Current Portion                                                                               $ 66,607
                                                                                                            --------
              Long-Term Debt net of current portion                                                         $227,151
                                                                                                            --------

        All of the above debt was assumed in the disposition of the subsidiary as explained in Note 12.

7.      INCOME TAXES

As discussed in Note 1, the Company adopted Statement No. 109 in 1993 and has applied the provisions of Statement No. 109 retroactively to July 1, 1989. The cumulative effect of this change in accounting for income taxes had been applied to July 1, 1990 retained earnings.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1998 are presented below:

                                              MARCH 31, 1998    DECEMBER 31, 1998
                                              --------------    -----------------
Deferred Tax Assets:
               Taxable (income) loss              1,960,324           (532,493)
               Loss carryforward                  2,866,147          4,826,147
                                                -----------        -----------
                    TOTAL                         4,826,471          4,293,978

Tax rate                                                 34%                34%


Deferred Tax Assets                               1,641,001          1,459,953
Deferred Tax Assets Valuation Allowance          (1,641,001)        (1,459,953)
                                                 -----------        -----------

                    NET DEFERRED TAX ASSET      $         0        $         0


Due to cumulative losses in recent years and the uncertainty of future earnings the probability of deriving any benefits from the deferred tax asset is unlikely. In addition the Tax Reform Act of 1986 severely reduces the deductibility of these losses due to the changes in ownership discussed in Notes 1 and 9.

8.      DISPOSAL OF COUNTRY MAID FARMS, INC.

As described in Note 1 the Management decided to dispose of the Company's subsidiary, Country Maid Farms, Inc. The disposition was completed by agreement with two of the Company's shareholders who assumed all of the debt of the subsidiary in return for its assets. The sale is summarized as follows:

LIABILITIES:
               Bank overdraft                                        $    1,870
               Accounts payable                                         180,146
               Accrued expenses                                         121,608
               Long term debt                                           334,296
               Other liabilities                                        461,000
                                                                     ----------
        Liabilities assumed (including loans from shareholders)      $1,098,920
                                                                     ----------
ASSETS:
               Prepaid expenses                                           9,170
               Fixed assets, net                                        272,243
               Other assets                                             248,550
                                                                     ----------
        Assets taken (book value)                                       529,963
                                                                     ----------
        Excess liabilities from discontinued operations              $  568,957
                                                                     ----------

The market value of the assets of the subsidiary is not known but it is unlikely that the value is anywhere near the total liabilities assumed by the shareholders.

The measurement date for the disposition of the Farm is August 14, 1998, and the disposal date is October 6, 1998.

9.      ACQUISITION OF TERRITORIAL INNS MANAGEMENT, INC.

As described in Note 1 the Company acquired all of the outstanding stock of TIM. The transaction is being accounted for as a pooling of interests as required by APB Opinion No. 16, Business Combinations, as such goodwill was recorded from this transaction as follows:

Liabilities assumed               $60,000
                                  -------

Goodwill                          $60,000
                                  -------

The Company issued 6,250,000 shares of common stock in the acquisition of TIM. The major assets of TIM consisted of management contracts for eleven hotel properties with gross annual receipts of approximately $10,600,000, of which a five percent (5%) is paid to the Company as a management fee.

10.     RELATED PARTY TRANSACTIONS

Effective October 1, 1998, the Company began a five year lease for office space from one of the Company's shareholders. The amount of the lease is $4,000.00 per month.

At March 31, 1999, the Company had interest free advances from stockholders of $1,032,695. Proceeds from the sale of common stock were used to pay some of the loans to shareholders during the quarter ended March 31, 1999.

11.     CONTRACTS

On or about November 9, 1998, the Company and Best Inns, Inc., a Kansas corporation (Best Inns Kansas), executed a Letter of Intent which set forth the terms for the Company to lease with an option to purchase nine Best Inns motel properties to be effective, as amended by the parties, March 1, 1999. The terms of the Letter of Intent provide that the Company receives the gross revenue generated by the properties and pays to Best Inns a fixed annual lease payment of $1,980,000 payable monthly, and the Company has an option to purchase the properties for the total amount of $24,000,000. As consideration to Best Inns for the option to purchase, the Company agreed to issue securities of the Company with an aggregate value of $3,000,000.

On March 1, 1999, the outgoing management company of the nine Best Inns properties voluntarily resigned and the Company assumed the operation of the nine properties of Best Inns pursuant to the terms of the Letter of Intent. The lenders for Best Inns Kansas and the Company are currently negotiating the remaining terms of the final lease with option to purchase agreement.

                         COUNTRY MAID FINANCIAL, INC. AND SUBSIDIARY
                               CONSOLIDATED FINANCIAL STATEMENT
                                          UNAUDITED
                                   MARCH 31, 1999 AND 1998

                   COUNTRY MAID FINANCIAL, INC. AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                                    UNAUDITED

                             MARCH 31, 1999 AND 1998



                                TABLE OF CONTENTS


                                                             Page
                                                             ----
Accountant's Report............................................1

Balance Sheet(Unaudited).......................................2

Statement of Income(Loss) .....................................3

Statement of Cash Flows........................................4

Statement of Shareholders' Equity..............................5

Notes to Financial Statements..................................6-9

INDEPENDENT ACCOUNTANT'S REPORT
--------------------------------------------------------------------------------

Board of Directors
COUNTRY MAID FINANCIAL, INC.
LEBANON, OREGON


We have compiled the balance sheet of COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY as of March 31, 1999, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements that which is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any form of assurance on them.




Thomas J Harris, CPA
April 29, 1999
Seattle, Washington

                   COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                             MARCH 31, 1999 and 1998

                                     ASSETS

                                                                       March 31,          March 31,
                                                                         1999               1998
                                                                       ----------         ----------
ASSETS
   Current Assets
      Cash in Bank                                                          4,549                  0
      Receivables from and advances to properties                          61,444                  0
      Prepaid Expenses                                                          0                  0
                                                                       ----------         ----------
         Total Current Assets                                              65,993                  0
                                                                       ----------         ----------

   Fixed Assets: Net                                                            0                  0
                                                                       ----------         ----------

   Other Assets
      Goodwill                                                             60,000                  0
                                                                       ----------         ----------
         Total Other Assets                                                60,000                  0
                                                                       ----------         ----------

            TOTAL ASSETS                                                  125,993                  0
                                                                       ==========         ==========

LIABILITIES
   Current Liabilities
      Accounts Payable                                                    103,095                  0
      Accrued Payroll & Payroll Taxes                                      52,095                  0
                                                                       ----------         ----------
         Total Current Liabilities                                        155,190                  0
                                                                       ----------         ----------

   Long Term Debt
                                                                       ----------         ----------
         Total Long Term Debt                                                   0                  0
                                                                       ----------         ----------

   Other Liabilities
      Excess liabilities from discontinued operations                           0            568,957
      Due to Stockholders                                               1,032,695          1,173,695
                                                                       ----------         ----------
         Total Other Liabilities                                        1,032,695          1,742,652
                                                                       ----------         ----------

            TOTAL LIABILITIES                                           1,187,885          1,742,652
                                                                       ----------         ----------

STOCKHOLDER'S EQUITY
      Common Stock 490,000,000 shares authorized, no par value,
          6,950,285 issued and outstanding                              3,059,639          2,679,639
      Retained Earnings (deficit)                                      (4,121,531)        (4,422,291)
                                                                       ----------         ----------
            TOTAL STOCKHOLDERS' EQUITY                                 (1,061,892)        (1,742,652)
                                                                       ----------         ----------

            TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                      125,993                  0
                                                                       ==========         ==========


    The accompanying notes are an Integral part of these financial statements

                   COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY
                   CONSOLIDATED STATEMENT OF NET INCOME(LOSS)
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                                         March 31,          March 31,
                                                           1999                1998
                                                        -----------         -----------
REVENUES
    Management fees                                     $    68,890         $         0
                                                        -----------         -----------

EXPENSES:

    Payroll & payroll taxes                             $    54,457
    Insurance                                           $     7,522
    Interest                                            $         0
    Miscellaneous                                       $     2,279
    Professional fees                                   $    39,961
    Promotional                                         $     1,336
    Rent                                                $    12,000
    Repairs                                             $     1,270
    Supplies                                            $     5,223
    Telephone                                           $     3,257
    Travel                                              $     9,284
    Utilities                                           $     2,034
                                                        -----------         -----------

       Total Expenses                                   $   138,623         $         0
                                                        -----------         -----------

NET INCOME (LOSS) FROM OPERATIONS                       $   (69,733)        $         0

Loss from discontinued operations                       $         0         $(1,840,324)
                                                        -----------         -----------

NET INCOME (LOSS)                                       $   (69,733)        $(1,840,324)
                                                        ===========         ===========


Primary earnings(loss) per share from operations        $   (0.0271)        $    0.0000

                                                        ===========         ===========

Primary earnings(loss) per share                        $   (0.0271)        $   (0.7140)
                                                        ===========         ===========



    The accompanying notes are an Integral part of these financial statements

                   COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                            March 31,         March 31,
                                              1999              1998
                                            ---------         ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income (Loss) From Operations        $ (69,733)        $       0

Increase (Decrease)
Due From Properties                             6,736
Accounts Payable                               87,574
Accrued Payroll & payroll taxes               (26,996)
                                            ---------         ---------

    Net cash Flow from operations           $  (2,419)        $       0
                                            ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES
   Payments on shareholder loans             (141,000)                0
                                            ---------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES
   Issuance of Common stock                   170,000
                                            ---------         ---------

    Net Cash Flows                          $  26,581         $       0

Cash Balance Beginning                        (22,032)                0
                                            ---------         ---------

Cash Balance Ending                         $   4,549         $       0
                                            =========         =========



All transactions of the discontinued operations have been excluded from this statement.



    The accompanying notes are an Integral part of these financial statements

                   COUNTRY MAID FINANCIAL, INC. and SUBSIDIARY
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                      PERIODS ENDED MARCH 31, 1999 AND 1998

                                                                                     Total
                                                 Number           Common            Retained          Stockholder
                                               of Shares*          Stock            Earnings            Equity
                                               ----------        ----------        ----------         ----------
Balance, March 31, 1997                           485,285         2,679,639        (2,461,967)           217,672

Net loss                                                                           (1,960,324)        (1,960,324)
                                               ----------        ----------        ----------         ----------

Balance, March 31, 1998                           485,285         2,679,639        (4,422,291)        (1,742,652)

Shares issued in acquisition of TIM             6,250,000                 0                                    0

Shares issued for cash                             40,000            60,000            60,000

Net loss                                                                              (48,464)           (48,464)

Excess Liabilities of
 Discontinued Operations                                                              568,957            568,957
                                               ----------        ----------        ----------         ----------

Balance, December 31, 1998                      6,775,285         2,739,639        (3,901,798)        (1,162,159)


Shares issued for cash                            100,000           170,000                              170,000

Shares issued for services                         75,000           150,000                              150,000

Costs advanced for sale of common stock                                              (150,000)          (150,000)

Net loss                                                                              (69,733)           (69,733)
                                               ----------        ----------        ----------         ----------

Balance, March 31, 1999                         6,950,285         3,059,639        (4,121,531)        (1,061,892)
                                               ==========        ==========        ==========         ==========


*=After 1 for 100 reverse split



    The accompanying notes are an Integral part of these financial statements

1.      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF THE COMPANY

Country Maid Financial, Inc. ("Company") was incorporated in April 1984 in the State of Washington under the name Raywheel, Inc. The Company commenced operations in Toledo, Ohio and moved its offices to Portland, Oregon in 1989. The Company's name was changed to American Citadel, Inc. in December 1989. In a transaction effective July 1, 1992 the Company merged with Country Maid Farms, Inc. ("Farm") issuing 28,036,000 shares of its common stock to the shareholders of Country Maid Farms, Inc. to acquire total ownership. The merger was accounted of as a recapitalization of Country Maid Farms, Inc. and a reverse acquisition of American Citadel, Inc. with Country Maid Farms, Inc. as the surviving corporation. Stockholders' equity during 1993 was adjusted to reflect this recapitalization.

In March 1994, American Citadel, Inc. name was changed to Country Maid Foods, Inc. to signify its primary business of food production. Through its wholly owned subsidiary, Country Maid Farms, Inc., the Company was engaged in the production of poultry eggs for the domestic egg market and for the manufacture of mayonnaise and other egg products. Country Maid Farms, Inc. contracts with farms in Nebraska and Missouri.

Prior to the acquisition of Country Maid Farms, the Company had another wholly-owned subsidiary, Security Bar, Inc., a Washington corporation ("Security Bar") through which it conducted its business. Security Bar was sold to an unrelated third party in December 1993.

The Company started a new corporation Country Maid Egg Products, Inc. ("Egg Products"), a Nevada corporation, October 11, 1996. Egg Products is a wholly owned subsidiary used to broker the Farm's eggs and operate a breaker plant under a lease agreement with a third party. Egg Products primarily purchases Farm's eggs.

In September 1998, the Company determined that the chicken egg business it was conducting through its wholly-owned subsidiary Country Maid Farms, Inc., a Nevada corporation was not profitable and did not generate sufficient income for the Company. The Company had been unprofitable for the last several years and had experienced significant losses during its operating history. The Company's cash flows from operations have not been sufficient to fund its operating activities. The Company determined that conventional financing was unavailable to the Company at that time. In addition, management did not believe that an equity or debt offering of its securities would succeed without a positive change of the Company's business or an infusion of value into the Company through a recapitalization. Therefore, management opted to dispose of the subsidiary by distributing the assets for assumption of the underlying debt.

In September 1998, the name was changed to Country Maid Financial, Inc. upon the Board's decision to enter management and financing in the lodging industry. The Company's principal executive offices are in Lebanon, Oregon.

During the third quarter of 1998, the Company negotiated the terms of the Stock Purchase Agreement dated September 30, 1998 ("Stock Purchase Agreement") for the acquisition of Territorial Inns Management Inc. ("TIM"), a Nevada corporation. The Directors of the Company determined that the acquisition of TIM provided the potential for the Company to obtain significant assets and shareholder equity. The Company acquired all of the issued and outstanding common stock of TIM effective October

12, 1998 when TIM became a wholly owned subsidiary of the Company. As described in Note 1 the Management decided to dispose of the Company's subsidiary, Country Maid Farms, Inc. The disposition was completed by agreement with two of the Company's shareholders who assumed all of the debt of the subsidiary in return for its assets.

The Company, through its operating subsidiary TIM, is engaged in providing management of motel properties for a fee and by acquiring operating leases with options to purchase. TIM currently is in the process of acquiring several within the next six months. The Company plans to continue to acquire motel operating leases, with management agreements, and purchase options from motel owners throughout the United States and potentially Canada. The Company has identified certain motel properties that can be acquired at a value equivalent to 2.5 to
3.0 times the annual room gross revenue. The owners of these motels have expressed a willingness to accept a purchase option payment of up to twenty percent (20%) of the motel portfolio's current value and annual lease payments in an amount equal to seven and one-fifth percent (7.2%) of the portfolio value. The Company's management believes that these motel properties can be managed in such a manner as to yield thirty-three percent (33%) of the annual gross room revenue as net operating income of the Company.

The Board of Directors has changed the Company's fiscal year to the calendar year January thru December.

DEFERRED INCOME TAXES

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Statement No. 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EARNINGS PER SHARE
--------------------------------------------------------------------------------

Earnings per share have been calculated as if the 1 for 100 reverse split had been made as of the beginning of the fiscal year ended March 31, 1998. The weighted average method for shares outstanding has been used to compute earnings per share.

2.      INCOME TAXES

As discussed in Note 1, the Company adopted Statement No. 109 in 1993 and has applied the provisions of Statement No. 109 retroactively to July 1, 1989. The cumulative effect of this change in accounting for income taxes had been applied to July 1, 1990 retained earnings.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1999 are presented below:

                                                               1999
                                                           -----------
Deferred Tax Assets:
        Taxable (income)loss                                    57,733
        Loss carryforward                                    3,889,798
                                                           -----------
                             TOTAL                           3,947,531
                                                           -----------

Tax rate                                                            34%
                                                           -----------

Deferred Tax Assets                                          1,342,161
Deferred Tax Assets Valuation Allowance                     (1,342,161)
                                                           -----------
                             NET DEFERRED TAX ASSET        $         0
                                                           -----------

Due to cumulative losses in recent years and the uncertainty of future earnings the probability of deriving any benefits from the deferred tax asset is unlikely. In addition the Tax Reform Act of 1986 severely reduces the deductibility of these losses due to the changes in ownership discussed in Notes 1 and 12.

3.      DISPOSAL OF COUNTRY MAID FARMS, INC.

As described in Note 1 the Management decided to dispose of the Company's subsidiary, Country Maid Farms, Inc. The disposition was completed by agreement with two of the Company's shareholders who assumed all of the debt of the subsidiary in return for its assets. The sale is summarized as follows:

LIABILITIES:
               Bank overdraft                                          $    1,870
               Accounts payable                                           180,146
               Accrued expenses                                           121,608
               Long term debt                                             334,296
               Other liabilities                                          461,000
                                                                       ----------
        Liabilities assumed (including loans from shareholders)        $1,098,920
                                                                       ----------
ASSETS:
               Prepaid expenses                                             9,170
               Fixed assets, net                                          272,243
               Other assets                                               248,550
                                                                       ----------
        Assets taken (book value)                                         529,963

        Excess liabilities from discontinued operations                $  568,957
                                                                       ----------

The market value of the assets of Farms is not known but it is unlikely that the value is anywhere near the total liabilities assumed by the shareholders.

The measurement date for the disposition of Farms is August 14, 1998 and the disposal date is October 6, 1998.

4.      ACQUISITION OF TERRITORIAL INNS MANAGEMENT, INC.

As described in Note 1 the Company acquired all of the outstanding stock of TIM. The transaction is being accounted for as a pooling of interests as required by APB Opinion No. 16, Business Combinations, as goodwill was recorded from this transaction as follows:

Liabilities assumed               $60,000
                                  -------

Goodwill                          $60,000
                                  -------

The Company issued 6,250,000 shares of common stock in the acquisition of TIM. The major assets of TIM consisted of management contracts for eleven hotel properties with gross annual receipts of approximately $10,600,000, of which five percent (5%) is paid to the Company as management fees

5.      RELATED PARTY TRANSACTIONS

Effective October 1, 1998 the Company began a five year lease for office space from one of the Company's shareholders. The amount of the lease is $4,000.00 per month.

At March 31, 1999, the Company had interest free advances from stockholders of $1,032,695. Proceeds from the sale of common stock were used to pay some of the loans to shareholders during the quarter ended March 31, 1999.

6.      CONTRACTS

On or about November 9, 1998, the Company and Best Inns, Inc., a Kansas corporation(Best Inns Kansas), executed a Letter of Intent which set forth the terms for the Company to lease with an option to purchase nine Best Inns motel properties to be effective, as amended by the parties, March 1, 1999. The terms of the Letter of Intent provide that the Company receives the gross revenue generated by the properties and pays to Best Inns a fixed annual lease payment of $1,980,000 payable monthly, and the Company has an option to purchase the properties for the total amount of $24,000,000. As consideration to Best Inns for the option to purchase, the Company agreed to issue securities of the Company with an aggregate value of $3,000,000.

On March 1, 1999, the outgoing management company of the nine Best Inns properties voluntarily resigned and the Company assumed the operation of the nine properties of Best Inns pursuant to the terms of the Letter of Intent. The lenders for Best Inns Kansas and the Company are currently negotiating the remaining terms of the final lease with option to purchase agreement.

                                     ITEM 14
                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

        The Company has had no changes in or disagreements with accountants on accounting or financial disclosure which fall within the scope of Item 304 of Regulation S-K.


                                     ITEM 15
                        FINANCIAL STATEMENTS AND EXHIBITS


                  LIST OF FINANCIAL STATEMENTS FILED AS PART OF
                             REGISTRATION STATEMENT

FISCAL YEARS ENDING DECEMBER 31, 1998 AND MARCH 31, 1998

        Report of Independent Certified Public Accountants

        Financial Statements (Audited)

               Consolidated Balance Sheets

               Consolidated Statements of Operations

               Consolidated Statements of Cash Flows

               Consolidated Statement of Stockholders' Equity

               Notes to Consolidated Financial Statements

FIRST QUARTER ENDING MARCH 31, 1999

        Report of Independent Certified Public Accountants

        Financial Statements (Unaudited)

               Consolidated Balance Sheets

               Consolidated Statements of Operations

               Consolidated Statements of Cash Flows

               Consolidated Statement of Stockholders' Equity

               Notes to Consolidated Financial Statements

                         LIST OF EXHIBITS AS REQUIRED BY
                           ITEM 601 OF REGULATION S-K


     Exhibit
        No.     Description
     -------    -----------
        3.1     Restated Articles of Incorporation

        3.2     Bylaws

        4.1     Specimen Common Stock Certificate

        4.2     Certificate of Designation of Preferred Stock dated May 10, 1999

        10.1    Form of Management Agreement of Territorial Inns Management,
                Inc. (Schedule of Properties)

        10.2    Form of Property Management Agreement of Territorial Inns
                (Schedule of Terms of Agreements)

        10.3    Property Management Agreement between Territorial Inns
                Management, Inc. and JKLM and for Summer Hill Apartments,
                Cotulla, TX

        10.4    Stock Purchase Agreement dated September 30, 1998 between
                Country Maid Financial, Inc. and Shareholders of Territorial
                Inns Management, Inc.

        10.5    Office Lease Agreement dated October 1, 1998, between Country
                Maid Financial, Inc. and C. Richard Kearns and Dixie Kearns,

        10.6    Stock Purchase Agreement dated October 6, 1998 between Country
                Maid Farms, Inc. and C. Richard Kearns and John C. Moneymaker

        10.7    Stock Redemption Agreement dated May 1, 1999 between Country
                Maid Financial, Inc. and C. Richard Kearns

        21.1    List of Company Subsidiaries

        27.1    Financial Data Schedule

                                   SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        COUNTRY MAID FINANCIAL, INC.
                                        (Registrant)

Date:                                   By: /s/ C. Richard Kearns
                                           -------------------------------------

                                           C. Richard Kearns
                                           -------------------------------------
                                           Chief Executive Officer

                                  EXHIBIT INDEX


      Exhibit
        No.     Description                                                            Page
      -------   -----------                                                            ----
        3.1     Restated Articles of Incorporation                                      67

        3.2     Bylaws                                                                  73

        4.1     Specimen Common Stock Certificate                                       87

        4.2     Certificate of Designation of Preferred Stock dated May 10, 1999        89

        10.1    Form of Management Agreement of Territorial Inns Management,
                Inc. (Schedule of Properties)                                           96

        10.2    Form of Property Management Agreement of Territorial Inns
                Management, Inc. (Schedule of Terms of Agreements)                     104

        10.3    Property Management Agreement between Territorial Inns
                Management, Inc. and JKLM and for Summer Hill Apartments,
                Cotulla, TX                                                            111

        10.4    Stock Purchase Agreement dated September 30, 1998 between
                Country Maid Financial, Inc. and Shareholders of Territorial
                Inns Management, Inc.                                                  121

        10.5    Office Lease Agreement dated October 1, 1998, between Country
                Maid Financial, Inc. and C. Richard Kearns and Dixie Kearns,           136

        10.6    Stock Purchase Agreement dated October 6, 1998 between Country
                Maid Farms, Inc. and C. Richard Kearns and John C. Moneymaker          138

        10.7    Stock Redemption Agreement dated May 1, 1999 between Country
                Maid Financial, Inc. and C. Richard Kearns                             147

        21.1    List of Company Subsidiaries                                           154

        27.1    Financial Data Schedule                                                155